    As filed with the Securities and Exchange Commission on October 10, 2000

                                                Registration No. 333-___________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         AMERICAN UTILICRAFT CORPORATION
                 (Name of small business issuer in its charter)

       DELAWARE                         3721                    54-1577735
   (STATE OR JURISDICTION OF      (PRIMARY STANDARD           (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)      CLASSIFICATION        IDENTIFICATION NUMBER)
                                INDUSTRIAL CODE NUMBER)

                          300 PETTY ROAD N.E., SUITE B
                          LAWRENCEVILLE, GEORGIA 30043
                                T: (678) 376-0898
                          (Principal Executive Office)

                                 EDWARD F. EATON
                        CONNOLLY, BOVE, LODGE & HUTZ, LLP
                               1220 MARKET STREET
                                  P.O. BOX 2207
                           WILMINGTON, DELAWARE 19899
                                T: (302) 888-6204
                                F: (302) 656-0116
                               (Agent for Service)

                                   COPIES TO:
                            MARK R. ZIEBELL, ESQUIRE
                           JEFFERS, SHAFF & FALK, LLP
                       18881 VON KARMAN AVENUE, SUITE 1400
                            IRVINE, CALIFORNIA 92612
                                T: (949) 660-7700
                                F: (949) 660-7799

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]


                                        CALCULATION OF REGISTRATION FEE
----------------------------- ------------------ --------------------------- ------------------------- -----------------
                                                                                PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF       AMOUNT TO BE       PROPOSED MAXIMUM OFFERING   AGGREGATE OFFERING         AMOUNT OF
SECURITIES TO BE REGISTERED      REGISTERED         PRICE PER SECURITY (1)            PRICE            REGISTRATION FEE
----------------------------- ------------------ --------------------------- ------------------------- -----------------
COMMON STOCK                  10,000,000(2)                    $2.00            $ 20,000,000.00           $5,280.00
----------------------------- ------------------ --------------------------- ------------------------- -----------------
COMMON STOCK                   1,200,000(3)                    $2.00             $ 2,400,000.00            $ 633.60
----------------------------- ------------------ --------------------------- ------------------------- -----------------
TOTAL                         11,200,000(4)                                     $ 22,400,000.00           $5,913.60
----------------------------- ------------------ --------------------------- ------------------------- -----------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(2) Includes 7,000,000 shares of common stock issuable as put shares to Swartz Private Equity, LLC pursuant to the Investment Agreement. Also includes 1,000,000 outstanding shares of common stock held by one other selling stockholder and 2,000,000 shares to be offered directly by the Registrant.
(3) Includes 700,000 shares issuable upon the exercise of warrants to be issued to Swartz Private Equity, LLC pursuant to the Investment Agreement and 500,000 shares issuable upon the exercise of commitment warrants granted to Swartz Private Equity, LLC.
(4) Pursuant to Rule 416, this Registration Statement also covers such indeterminate number of shares of Common Stock as may be issuable pursuant to the anti-dilution provisions of the warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THIS REGISTRATION STATEMENT COVERS BOTH A PRIMARY OFFERING OF SHARES OF COMMON STOCK BY AMERICAN UTILICRAFT CORPORATION, A DELAWARE CORPORATION, AND THE RE-OFFERING OF THE COMMON STOCK BY CERTAIN SELLING STOCKHOLDERS. THIS REGISTRATION STATEMENT IS BEING FILED IN ORDER TO REGISTER, ON BEHALF OF THE SELLING STOCKHOLDERS, A TOTAL OF 9,200,000 SHARES OF COMMON STOCK.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED OCTOBER 10, 2000

                                   PROSPECTUS

                         AMERICAN UTILICRAFT CORPORATION

                        11,200,000 SHARES OF COMMON STOCK

         This prospectus covers the offer of 11,200,000 shares of American Utilicraft Corporation common stock, $0.00001 par value, in an initial public offering of which 2,000,000 shares are being offered by us and the balance of 9,200,000 shares are being offered by the following holders of our common stock:

              o Up to 7,000,000 shares issuable to Swartz Private Equity, LLC ("Swartz") as put shares,
              o Up to 500,000 shares issuable upon the exercise of a commitment warrant issued to Swartz,
              o Up to 700,000 shares issuable upon the exercise of purchase warrants issuable to Swartz in connection with the exercise of puts to Swartz, and
              o 1,000,000 shares issued to Douglas E. Smith following the conversion of a promissory note.

         The selling stockholders may, from time to time, offer and sell all or a portion of the secondary shares in negotiated transactions or in trading markets for our common stock that may develop. We will receive no proceeds from the sale of the shares by the selling stockholders. However, we have received proceeds from the sale of shares that are presently outstanding and may receive proceeds from the sale of shares to Swartz and the exercise of warrants issued to Swartz. We will also receive proceeds from the sale of the primary shares offered by us.

         We are offering the primary shares directly on a "best efforts basis" without an underwriter. For information on how to subscribe please call (212) 473-3700 and ask for Cynthia Demonte. Sale of our common stock will only be made in connection with this prospectus.

         This is an initial public offering. We estimate that the share price will be $2.00. The initial offering price may not reflect the market price after the initial offering. No public market currently exists for our shares and we cannot assure you that any such market will develop. We will apply for the listing of our shares of common stock on the NASD's OTC Bulletin Board under the symbol "AUCC."

                                 ---------------

                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
               PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 3.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

                 The date of this Prospectus is October 10, 2000

Please read this prospectus carefully. It describes our company, finances and products. Federal and state securities laws require us to include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with information that differs from the contents of this prospectus.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................1
------------------
   About our business..........................................................1
   ------------------
   About our revenues..........................................................2
   ------------------
   About our company...........................................................2
   -----------------
   About our Investment Agreement..............................................2
   ------------------------------
   Additional Shares We Are Registering........................................2
   ------------------------------------
   The Offering................................................................2
   ------------
RISK FACTORS...................................................................3
------------
   We have a history of operating losses, expect future losses and may not
   -----------------------------------------------------------------------
   achieve or sustain annual profitability.....................................3
   ---------------------------------------
   We have limited working capital available...................................3
   -----------------------------------------
   We have no public market for our common stock...............................3
   ---------------------------------------------
   We may not be able to obtain additional financing to meet our future
   --------------------------------------------------------------------
   capital needs...............................................................4
   -------------
   Our stock may be diluted if warrants are exercised..........................4
   --------------------------------------------------
   We depend on key employees..................................................4
   --------------------------
   We may not be able to manage future growth..................................4
   ------------------------------------------
   We may experience difficulties in the introduction of new products that
   -----------------------------------------------------------------------
   could result in our having to incur significant unexpected expenses or
   ----------------------------------------------------------------------
   delay the launch of new products............................................4
   --------------------------------
   We may face competition in the market from other aerospace companies........5
   --------------------------------------------------------------------
   Our technology is in various stages of development..........................5
   --------------------------------------------------
   Our technology may not be accepted by the marketplace.......................5
   -----------------------------------------------------
   We depend on outside manufacturers and suppliers............................5
   ------------------------------------------------
   Our limited ability to protect our intellectual property rights may
   -------------------------------------------------------------------
   adversely affect our ability to compete.....................................5
   ---------------------------------------
   We may depend on Internet sales, and the overnight express freight market...6
   -------------------------------------------------------------------------
   We may be subject to the risks of international operations..................6
   ----------------------------------------------------------
   Forward-looking statements and associated risk..............................6
   ----------------------------------------------
USE OF PROCEEDS................................................................7
---------------
DETERMINATION OF OFFERING PRICE................................................7
-------------------------------
SELLING STOCKHOLDERS...........................................................8
--------------------
   Investment Agreement........................................................8
   --------------------
Additional Securities Being Registered........................................10
--------------------------------------
PLAN OF DISTRIBUTION..........................................................11
--------------------

LEGAL PROCEEDINGS.............................................................11
-----------------
   Directors and Executive Officers...........................................12
   --------------------------------
   Board of Directors.........................................................13
   ------------------
   Executive Compensation.....................................................13
   ----------------------
   Employment Agreement with John Dupont......................................14
   -------------------------------------
   Employment Agreement with James Carey......................................15
   -------------------------------------
   Employment Agreement with Thomas Dapogny...................................15
   ----------------------------------------
   Directors' Compensation....................................................15
   -----------------------
DESCRIPTION OF SECURITIES.....................................................18
-------------------------
   Common Stock...............................................................18
   ------------
   Preferred Stock............................................................18
   ---------------
   Series A Convertible Preferred Stock.......................................18
   ------------------------------------
   Warrants...................................................................19
   --------
BUSINESS......................................................................22
--------
   Industry Background........................................................22
   -------------------
   Trends in Air Cargo Traffic................................................22
   ---------------------------
   Growth of E-commerce Sales.................................................23
   --------------------------
   The FF-1080-200 As A Solution..............................................24
   -----------------------------
   Partnership Arrangements...................................................24
   ------------------------
   Competition................................................................25
   -----------
   Target Markets.............................................................26
   --------------
   Product Development........................................................26
   -------------------
   Intellectual Property......................................................27
   ---------------------
   Government Regulation......................................................27
   ---------------------
   Employees..................................................................28
   ---------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
---------------------------------------
FINANCIAL CONDITION AND RESULTS OF OPERATIONS.................................29
---------------------------------------------
   PROPERTIES.................................................................33
   ----------
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................33
----------------------------------------------
SHARES ELIGIBLE FOR FUTURE SALE...............................................35
-------------------------------
   Holders....................................................................35
   -------
   Dividend Policy............................................................35
   ---------------
LEGAL MATTERS.................................................................35
-------------
EXPERTS.......................................................................36
-------
ADDITIONAL INFORMATION........................................................36
----------------------

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION FOUND IN GREATER DETAIL ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO THIS SUMMARY, WE URGE YOU TO READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS" BEFORE YOU DECIDE TO BUY OUR STOCK.

         This prospectus covers the offer of 11,200,000 shares of our common stock in an initial public offering of which we are offering 2,000,000 shares and 9,200,000 shares are being offered by various selling stockholders. The selling stockholders acquired these shares from us in various transactions, all of which were exempt from registration under the Securities Act.

ABOUT OUR BUSINESS

         During the 1990s, the demand for overnight and two-day express parcel delivery services grew dramatically. Acceptance of express air cargo as a reliable, high speed, time-definite transportation method for high value shipments made air transportation the transportation mode of choice by many industries. Demand for express parcel delivery is generated by a wide range of industries and individuals, from attorneys moving sensitive documents for authentic signatures to automobile manufacturers moving parts to production lines. With this widespread acceptance, express air cargo companies were forced to expand their air services to more destinations, including small and remote cities around the world.

         At the same time, the commercialization of the Internet has created a new computer technology-driven economy. The Internet has proven to be an efficient and effective new marketing medium with the potential to increase retail sales in a dramatic way. It is predicted that the Internet and electronic commerce will create a rapidly growing requirement for even more efficient transportation and distribution systems over the next several years. Industry forecasts predict that electronic commerce sales, both business-to-business and business-to-consumer, will double each year over the next three to five years, putting pressure on current transportation services companies to improve their services.

         Our company, which is located in the Atlanta-Metropolitan area near Gwinnett County airport, was formed to meet the combined requirement for: (1) improved express delivery to and from small communities in the express air cargo market, and (2) electronic commerce retail deliveries directly to businesses and individual customers. Over the past ten years, we have dedicated our efforts to resolving a fundamental problem that exists in the air cargo industry, the lack of an effective air transportation system to move air shipments to and from small communities at the spokes of the airlines "hub-and-spoke" systems.

         Our research and development efforts have resulted in a system for moving freight centered around a new air vehicle specifically designed for short haul or feeder route segments, the FF-1080-200 Freight Feeder aircraft. The FF-1080-200 is capable of economically carrying standard industry air containers on short-to-medium range/medium density routes from feeder airports with runways as short as 3,000 feet. Once the cargo reaches a central point, it is reloaded onto large size aircraft for long-haul transportation to another central reloading point or to a final destination.

         In addition, we have designed and are developing an integrated air cargo information system for the freight feed market, the Express Turn-Around ("ETA") electronic freight tracking system. The ETA system meets the growing requirement for real-time in-transit visibility of shipments throughout the entire distribution supply chain, by providing automated two-way communication with respect to cargo handled to airline flight dispatch offices. This feature makes it possible to monitor aircraft location and capacity for en route re-direct and dispatch of cargo, maximizing the utilization of the aircraft during its operating day. We have also designed and are developing the Automatic Flat Rate System which computes the most economical performance curve for each route segment based on the change in aircraft gross weight on the segment. This system will reduce pilot workload and will ensure that the FF-1080-200 is operated with the highest fuel efficiency.

         We have verbal commitments from a number of experienced companies to provide, at no cost or at the manufacturers' lowest direct costs, products and/or services needed to produce the FF-1080-200. The stated willingness of these companies to commit to sharing the risk to bring the FF-1080-200 to market indicates their belief in the potential of the aircraft and their high degree of interest in participating in the program. The participation of these companies will enhance the technical capability and operational value of the FF-1080-200, in addition to contributing to the likelihood of the success of the development and production program.

         Over the past three years, we have been involved in on-going discussions with World Business Alabama ("WBA") and The Retirement Systems of Alabama ("RSA"), a $25 billion retirement fund for Alabama's state police, judges, teachers, and public employees. WBA is an Alabama state government organization responsible for encouraging and supporting new companies that are interested in the resources available in the state. During early 2000, WBA and RSA indicated an interest in entering into aircraft fleet financing arrangements with qualifying customers of our company. In return, we have agreed to locate our final assembly facility at the Port of Huntsville in Huntsville, Alabama.

         Our immediate objective is to build and fly the FF-1080-200 pre-production prototype aircraft during the year 2001 and to complete the certification program of the Federal Aviation Administration ("FAA") for the aircraft during the following two years. This requires completion of detailed engineering specifications and construction of the pre-production prototype aircraft with its initial flight test program to be conducted during 2001. Simultaneously, within the next six to eight months, we intend to initiate the FAA aircraft certification program with the objective of receiving certification in a two-year period. During the certification process, we plan to manufacture 48 FF-1080-200s for delivery upon FAA certification. We forecast a production rate of approximately 96 aircraft per year after we receive certification.

ABOUT OUR REVENUES

         We are a developmental stage enterprise and, to date, we have not generated any revenues.

ABOUT OUR COMPANY

         We were incorporated in Delaware on August 9, 1990 under the name of "American Utilicraft Corporation." Our principal executive and business offices are located at 300 Petty Road N.E., Suite B, Lawrenceville, Georgia 30043.

ABOUT OUR INVESTMENT AGREEMENT

         We have entered into an Investment Agreement with Swartz to raise up to $50,000,000 for working capital purposes through a series of sales of our common stock to Swartz over a period of up to three years. The dollar amount of each sale is limited by our common stock's trading volume. A minimum period of time must elapse between sales. In turn, Swartz will sell our stock either in the open market or to other investors through negotiated transactions or will hold our common stock in its own portfolio. This prospectus covers the resale of our common stock by Swartz either in the open market or to other investors.

ADDITIONAL SHARES WE ARE REGISTERING

         We are registering for sale 2,000,000 shares of our common stock to be sold directly by our company, and an additional 1,000,000 shares of our common stock that we have issued to an investor in an exempt private offering.

THE OFFERING

Common stock outstanding prior to            8,908,873 shares(1)
   this offering

Preferred stock outstanding                    1,970,787 shares

Common stock being offered for               11,200,000 shares(2)
   resale to the public

Common stock outstanding after this          19,108,873 shares
   offering

Price per share to the public                Market price at the time of resale.

Total proceeds raised by offering            We have received proceeds from
                                             the sale of shares that are
                                             presently outstanding and we
                                             will receive proceeds from the
                                             sale of shares offered directly
                                             by us. We will also receive
                                             proceeds from the exercise of
                                             the warrants and from the
                                             exercise of our put rights.
                                             However, we will not receive any
                                             proceeds from the sale of shares
                                             offered by Swartz or Mr. Smith.

Use of proceeds                              For working capital needs and
                                             general corporate purposes.
--------
(1) Does not include 500,000 shares underlying warrants issued to Swartz in connection with the Investment Agreement nor any shares underlying warrants which we may issue to Swartz in the future pursuant to the Investment Agreement.
(2) Includes: (i) 1,000,000 shares that are presently outstanding, (ii) up to 7,000,000 shares that may be issued to Swartz pursuant to the Investment Agreement, (iii) up to 500,000 shares underlying commitment warrants issued to Swartz in connection with the Investment Agreement,
         (iv) up to 700,000 shares underlying purchase warrants that we may issue to Swartz in the future pursuant to the Investment Agreement, and
         (v) up to 2,000,000 shares being offered by our company.

                                  RISK FACTORS

         The shares of our common stock being offered for sale are highly speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase these shares. Before purchasing any of these shares, you should carefully consider the following factors relating to our business and prospects. This prospectus contains "forward-looking statements" that involve risks and uncertainties. These statements appear throughout this prospectus and include statements as to our intent, belief or current expectations with respect to our future operations, performance or position. Such forward-looking statements are not guarantees of future events and involve risks and uncertainties. Actual events and results, including the results of our operations, could differ materially from those anticipated by such forward-looking statements as a result of various factors, including those set forth below and elsewhere in this prospectus. See "Forward-Looking Statements and Associated Risk."

WE HAVE A HISTORY OF OPERATING LOSSES, EXPECT FUTURE LOSSES AND MAY NOT ACHIEVE OR SUSTAIN ANNUAL PROFITABILITY.

         Since we commenced operations on August 9, 1990, we have incurred operating losses of approximately $6.4 million. Such losses have resulted primarily from significant costs associated with the development of our products. We expect that we will continue to incur operating losses until we are able to generate sufficient operating revenues to support expenditures. We may never generate positive cash flow or sufficient revenue to fund our operations and we may never attain profitability.

WE HAVE LIMITED WORKING CAPITAL AVAILABLE.

         As of June 30, 2000, we had net working capital of approximately $74,000. We expect to put shares to Swartz pursuant to the Investment Agreement in order to meet our working capital needs for the remainder of the year 2000. We have increased, and plan to increase further, our operating expenses in order to fund higher levels of product development, initiate our sales and marketing efforts, and increase our administrative resources in anticipation of future growth. If increases in revenues do not precede or subsequently follow such increases in expenses, our business, operations and financial condition could be materially adversely affected.

WE HAVE NO PUBLIC MARKET FOR OUR COMMON STOCK.

         Before this offering, there has not been a public market for our common stock. We will apply to have our common stock quoted on the NASD's OTC Bulletin Board, an electronic quotation system, under the symbol "AUCC," but we do not know whether active trading in our common stock will develop and continue after this offering. Because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or NASDAQ, you might find it difficult to obtain accurate prices for or to dispose of our common stock.

         The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially due to factors such as:

                  o Actual or anticipated fluctuations in our results of operations;
                  o Changes in or failure by us to meet securities analysts' expectations;
                  o        Announcements of technological innovations;
                  o Introduction of new services by us or our competitors;
                  o        Impact of additional acquisitions;
                  o The terms of any new financings which may be dilutive; and
                  o        General market conditions.

         In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for common stock. These broad market fluctuations may result in a material decline in the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources needed to successfully run our business.

NO FIRM COMMITMENT TO PURCHASE OUR SHARES OF COMMON STOCK.

         There is no commitment to purchase all or any part of the shares being offered. The shares are being offered on a "best efforts" basis.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING TO MEET OUR FUTURE CAPITAL NEEDS.

         We do not expect our current cash resources and anticipated cash flows from operating activities to be sufficient to meet our anticipated need for working capital and, accordingly, it is doubtful that we can continue as a going concern. We anticipate the need for additional financing in the future in order to fund continued research and development and to respond to competitive pressures. Although we have entered into the Investment Agreement with Swartz to secure equity financing, our ability to raise funds under the Investment Agreement is subject to certain conditions. These conditions include the continuing effectiveness of a registration statement covering the resale of the shares sold under the Investment Agreement, a limitation on the number of shares we may issue based on our common stock's trading volume and the continued listing of our stock on a national securities exchange, the NASDAQ National or SmallCap Market, or the OTC Bulletin Board. We anticipate that our future cash requirements may be fulfilled by product sales, the sale of additional equity securities, debt financing and/or the sale or licensing of our technology. We cannot guarantee, however, that any future funds required in excess of the proceeds of the Investment Agreement will be generated from operations or from the aforementioned or other potential sources. We do not have any binding commitment with regard to additional funds. If adequate funds are not available or not available on acceptable terms, we may be unable to fund expansion, develop or enhance services or respond to competitive pressures, any of which could have a material adverse effect on our business, results of operations and financial condition.

OUR STOCK MAY BE DILUTED IF WARRANTS ARE EXERCISED.

         The commitment warrant and purchase warrants issued or issuable to Swartz provide, during their respective terms, an opportunity for Swartz to profit from a rise in the market price of our common stock with resulting dilution in the ownership interest in our company held by the then present stockholders. Because Swartz would most likely opt to exercise the warrants and receive the underlying common stock at a time when we may be able to obtain capital by a new offering of securities on terms more favorable than those provided by the warrants, the terms on which we may be able to obtain additional capital could be adversely affected.

WE DEPEND ON KEY EMPLOYEES.

         We depend heavily on the technical and managerial skills of our key employees. Therefore, the success of our business depends on our ability to retain such personnel and to identify, hire and retain additional personnel as the need arises. Since competition for key personnel, particularly persons having technical expertise, is intense, we may not be successful in our efforts.

WE MAY NOT BE ABLE TO MANAGE FUTURE GROWTH.

         We believe that our performance and success will depend in part on our ability to manage our future growth effectively. We will have to expand our operating, administrative, financial and accounting systems, as well as improve coordination among these systems. In addition, we will have to expand our work force and the training and management of our personnel. Our inability to manage growth effectively could have a material adverse effect on our business.

WE MAY EXPERIENCE DIFFICULTIES IN THE INTRODUCTION OF NEW PRODUCTS THAT COULD RESULT IN OUR HAVING TO INCUR SIGNIFICANT UNEXPECTED EXPENSES OR DELAY THE LAUNCH OF NEW PRODUCTS.

         We may experience many of the problems encountered by any early stage business, including delays and expenses related to product testing and development, production and marketing problems, competition from larger and more established companies, unexpectedly high manufacturing costs and lack of market acceptance of new products and technologies. Our success will depend on our ability to design, develop, test, market, sell and support new products and services, and enhancements of current products and services, on a timely basis in response to both competitive products and services, and evolving demands of the marketplace. Our ability to successfully develop and release new products, services and enhancements in a timely manner is subject to a variety of factors, including our ability to solve technical problems and test products, our competing priorities, the availability of development and other resources, and other factors outside of our control.

WE MAY FACE COMPETITION IN THE MARKET FROM OTHER AEROSPACE COMPANIES.

         Most of the other established aerospace companies have far greater capital resources and more significant research and development staffs, marketing and distribution programs and facilities, and many of them have substantially greater experience in the production and marketing of aerospace products than we do. Although we have not identified any companies that are producing aircraft that we believe is directly competitive with the FF-1080-200, our ability to compete effectively may be adversely affected by the ability of the more established companies to devote greater resources to the sale and marketing of their products than are available to us. In addition, one or more of these companies may succeed or may have already succeeded in developing technologies and products that are more effective than any of those offered or being developed by us, rendering our technology and products noncompetitive.

OUR TECHNOLOGY IS IN VARIOUS STAGES OF DEVELOPMENT.

         Our technologies and products are in various stages of development, which has taken longer than anticipated and could be subject to additional delays. The inherent risks of new product and technology developments, limitations on financing, competition, obsolescence, loss of key personnel and other factors may hinder the introduction or completion of our products. We have not generated any revenues from our technologies to date and we have no agreements or arrangements providing any assurance of revenues in the future. Our development projects are high risk in nature, where unanticipated technical obstacles can arise at any time and result in lengthy and costly delays or in a determination that further development is not feasible. In addition, the FAA could cause unforeseen delays in the development of our main product - the FF-1080-200. There is no assurance that the FAA will grant certification of the FF-1080-200.

OUR TECHNOLOGY MAY NOT BE ACCEPTED BY THE MARKETPLACE.

         Our future depends upon the success of the current and future generations of our technologies and aerospace products. We cannot guarantee that we will be successful in introducing any of our technologies or products or that, if introduced, they will achieve market acceptance.

WE DEPEND ON OUTSIDE MANUFACTURERS AND SUPPLIERS.

         We depend on the availability of contract fabrication facilities with respect to the production of our Aircraft. We will be required to locate aerospace manufacturing subcontractors that can allocate a portion of their capacity sufficient to meet our needs, produce subassemblies of acceptable quality, are FAA certified, provide acceptable manufacturing yields, and can deliver these products to us on time. We may not be able to locate enough subcontractors to meet our needs. The aerospace fabrication industry has experienced and is expected to experience capacity shortages from time to time that could adversely impact us. We rely on contract assembly from standardized components purchased from independent sources with respect to aircraft subsystems products, and we are therefore dependent upon such outside vendors for the components and assembly of end products. We cannot guarantee that these manufacturers and suppliers will be able to provide adequately for our future product needs. In the event that any of the targeted suppliers should suffer quality control problems or financial difficulties, we would be required to locate alternative sources, which could result in temporary business dislocations and a decline in revenues.

OUR LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE.

         Our success depends significantly upon proprietary technology. We rely on a combination of patent and trade secret laws, licensing agreements, non-disclosure agreements and other contractual provisions to establish, maintain and protect our proprietary rights, all of which afford only limited protection. We currently have two U.S. patents issued and one U.S. patent pending. Patents may not be issued from pending or future applications or may not be issued in all countries where our products can be sold. Any claims allowed may not be sufficiently broad to protect our rights in such technology. In addition, patents that are issued may be challenged, invalidated or circumvented. Failure of any patents to protect our rights in technology and licensing arrangements may make it easier for our competitors to offer equivalent or superior technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to infringe aspects of our products or services or to obtain and use information that we regard as proprietary. We recently identified a potential source of infringement of our design patent and we have sent a letter to the appropriate party advising of this potential infringement. We will monitor the situation and, if warranted, we are ready to file a complaint and take whatever action we deem necessary to protect our intellectual property rights. Third parties may also independently develop similar technology without breach of our proprietary rights. Although we do not believe we are infringing the intellectual property rights of others, claims of infringement are becoming increasingly common and litigation may be necessary to protect our proprietary technology and rights. Third parties may assert infringement claims against us with respect to their proprietary rights. Any claims or litigation can be time-consuming and expensive regardless of their merit. Infringement claims against us can cause product release delays, require us to redesign our products or require us to enter into royalty or license agreements, which agreements may not be available on terms acceptable to us or at all.

WE MAY DEPEND ON INTERNET SALES, AND THE OVERNIGHT EXPRESS FREIGHT MARKET.

         We may become dependent on the growth of business-to-consumer and business-to-business sales resulting from Internet use, and subsequent shipping of those products, as well as the continued growth of the overnight express freight market. Critical issues concerning the commercial use of the Internet, including security, reliability, capacity, cost, ease of use, access, quality of service and acceptance of advertising, remain unresolved and may retard the growth of Internet use for commercial applications. If widespread commercial use of the Internet does not develop or if widespread adoption of the Internet causes the performance and reliability of the Internet to suffer, our business, our operations and financial condition may be materially adversely affected.

WE MAY BE SUBJECT TO THE RISKS OF INTERNATIONAL OPERATIONS.

         We intend to market and sell our products to foreign customers. Accordingly, we will be subject to all of the risks inherent in international operations, including work stoppages, transportation delays and interruptions, political instability or conflict between countries in which we may do business, foreign currency fluctuations, economic disruption, the imposition of tariffs and import and export controls, changes in governmental policies (including United States trade policy) and other factors, including other foreign laws and regulations, which could adversely affect our business. With respect to international sales that are determined in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could increase the effective price of, and reduce demand for, our products relative to competitive products priced in the local currency. These international trade factors may, under certain circumstances, materially and adversely impact demand for our products or our ability to sell our products in particular countries or deliver our products in a timely manner or at a competitive price, which in turn may have an adverse impact on our relationships with our customers.

OUR RIGHT TO ISSUE PREFERRED STOCK MAY FACILITATE MANAGEMENT ENTRENCHMENT.

         Our board of directors has the right to issue up to 7,500,000 shares of preferred stock and to determine the rights, price, preferences, privileges, and restrictions, including voting rights, of these shares without the approval of our stockholders. Any issuance of preferred shares could be used by our current management to delay, defer or prevent a change in management, which may not be in the best interests of the holders of our common stock.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK.

         This prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and we desire to take advantage of the "safe harbor" provisions in those laws. Therefore, we are including this statement so that we are covered by the protection available under these safe harbor provisions with respect to all of the forward-looking statements in this prospectus. The forward-looking statements in this prospectus reflect our current views with respect to possible future events and financial performance. You should consider any statements made in this prospectus that are not statements of historical fact to be forward-looking statements. Words such as "may," "will," "expect," "plan,"

"believe," "anticipate," "intend," "should," "estimate" or "continue" are intended to identify forward-looking statements. You should not unduly rely on these forward-looking statements, which reflect our beliefs only as of the date of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that may arise after the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties, including the absence of significant revenues and financial resources, a history of losses, significant competition, the uncertainty of intellectual property protection, trading risks of low-priced stocks, and those other risks and uncertainties discussed elsewhere in this prospectus, as well as economic and regulatory changes that are beyond our control, that could cause our actual results to differ materially from our anticipated or projected results.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the resale of our common stock by the selling stockholders but we will receive funds from the sale of shares of our common stock directly to new stockholders in the primary offering by our company. We will also receive proceeds from the sale of our common stock to Swartz pursuant to the Investment Agreement, and, if exercised, we will receive proceeds from Swartz upon Swartz's exercise of warrants issued, or which may be issued, pursuant to the Investment Agreement.

         We estimate that the maximum net proceeds to us from the sale of the 2,000,000 shares of our common stock offered by this prospectus, will be approximately $4,000,000. This estimate is based in an assumed initial public offering price of $2.00 per share. Assuming that all 2,000,000 shares being offered by us are sold in this offering, we intend to use the proceeds from this offering, as well as any proceeds we receive from Swartz, for working capital and other general corporate purposes. In addition, we may use a portion of the proceeds to invest in joint ventures or other collaborative arrangements, or to invest in or acquire businesses, technologies, products or services. We will have significant discretion in the use of any proceeds received from the sale of our common stock to Swartz and directly to new stockholders and we have not determined the allocation of any proceeds that we may receive. Pending the use of any proceeds as discussed above, we intend to invest these funds in short term, interest bearing investment-grade obligations.


                         DETERMINATION OF OFFERING PRICE

         Our management has arbitrarily determined the price at which the shares are being offered for sale under this prospectus. Prior to this registration of our common stock, there has been no public market for any of our securities and we cannot give you any assurance that a market will develop. Broker-dealers and market makers will determine the price of our common stock when sold by our selling stockholders in negotiated transactions or in trades over the open market where we intend to list our common stock. The following are some of the factors that must be considered by broker-dealers, market makers and investors in order to determine the price for our securities in the public market:

                  o        Estimates of our business potential;
                  o Prevailing market conditions in the United States economy and the market in which we intend to compete; and
                  o An evaluation of other companies comparable to our company and their ability to effectively compete with our products.

                              SELLING STOCKHOLDERS

         The shares covered by this prospectus consist of 3,000,000 shares of our common stock, warrants to purchase 500,000 shares of our common stock and 7,700,000 shares of our common stock issuable upon exercise of our put rights, of which an indeterminable number are reserved for issuance upon exercise of a common stock purchase warrant to be granted to the selling shareholder in connection with the exercise of our put right. The selling stockholders will actually determine the number of shares that may be sold by the selling stockholders.

         The following table sets forth information as of October 6, 2000 regarding the selling stockholders. The actual number of shares of our common stock issuable upon exercise of the warrant and our put rights is subject to adjustment and could be materially less or more than the amount set forth in the table below, depending on factors which we cannot predict at this time, including, among other factors, the future market price of our common stock.

         Mr. Douglas E. Smith is an affiliate of our company as a result of his beneficial ownership of more than five percent of our outstanding common stock. Mr. Smith has also entered into a lease agreement with us for the lease of an aircraft. Swartz Private Equity, LLC is not currently an affiliate of ours, and has not had a material relationship with us during the past three years. None of the selling stockholders are or were affiliated with registered broker-dealers. The selling stockholders have advised us that they possess sole voting and investment power with respect to the shares being offered.

         The percentages shown in the table are based upon 8,908,873 shares of our common stock issued as of the date of this prospectus. The numbers shown in the column "Shares Being Offered" include additional shares that may be issuable to the selling stockholders upon exercise by us of our put rights and exercise by the selling stockholders of their warrants.

                                                        PERCENT OF      MAXIMUM NO. OF
                                      SHARES          CLASS OF SHARES    SHARES TO BE      PERCENT OF CLASS OF
                                BENEFICIALLY OWNED     OWNED BEFORE      SOLD IN THIS      SHARES OWNED AFTER
NAME OF STOCKHOLDER              PRIOR TO OFFERING     THE OFFERING        OFFERING           THE OFFERING
-------------------              -----------------     ------------        --------           ------------
Swartz Private Equity, LLC(1)         8,200,000            47.93%           8,200,000                0%
1080 Holcomb Bridge Road
200 Roswell Summit
Suite 285
Roswell, GA  30076

Douglas E. Smith(2)                   1,458,900            16.38%           1,000,000                2.40%
997 Windy Hill Rd., Suite A
Smyrna, GA 30080

----------
 (1)     Represents the estimated maximum number of shares of our common stock that we may sell to Swartz Private Equity, LLC ("Swartz") pursuant to the Investment Agreement and 500,000 shares of our common stock underlying warrants issued to Swartz in connection with the Investment
         Agreement and exercisable within 60 days of the date of this prospectus. With respect to the exercise of warrants, the warrants provide that no part of the warrant shall be exercisable if such ability to exercise would cause Swartz to beneficially own more than
         4.9% of the issued and outstanding common stock of our company, as determined for purposes of Section 13(d) of the Securities Exchange Act of 1934. It is expected that Swartz will not own beneficially more than
         9.9% of our outstanding common stock at any time. Eric S. Swartz beneficially controls Swartz.
(2)      Includes 458,900 shares of our common stock owned by the Smith Family
         Trust of which Mr. Smith is the trustee.

INVESTMENT AGREEMENT

         On May 24, 2000, we entered into an Investment Agreement with Swartz. The Investment Agreement entitles us to issue and sell our common stock to Swartz for up to an aggregate of $50,000,000 from time to time during the three-year period following the effective date of this registration statement. Each election by us to sell stock to Swartz is referred to as a put right. Our exercise of put rights will enable us to obtain the working capital that we need to fund ongoing operations.

         PUT RIGHTS. In order to invoke a put right, we must have an effective registration statement on file with the Securities and Exchange Commission (the "Commission") registering the resale of the shares of common stock issued as a consequence of the exercise of that put right. We must also give at least ten business days' notice (or if more than two months have elapsed since the previous exercise of a put, at least 20 business days' notice) but not more than 20 business days' advance notice to Swartz of the date on which we intend to exercise a particular put right and we must indicate the maximum number of shares of common stock that we intend to sell to Swartz. At least 25 business days must elapse between exercises of the puts. At our option, we may also designate a maximum dollar amount of common stock (not to exceed $3,000,000) that we will sell under the put and/or a minimum purchase price per common share at which Swartz may purchase shares under the put. The minimum purchase price may not exceed 80% of the closing bid price of our common stock on the date on which we give Swartz advance notice of our exercise of a put right. The number of common shares sold to Swartz shall equal the lesser of the amount that we designate as the intended amount of shares that we will sell to Swartz or the lesser of (i) 15% of the aggregate daily reported trading volume of our common stock (excluding certain block trades) during a period that begins on the business day immediately following the day we exercise the put right and ends on and includes the day that is 20 business days after the date we exercise the put right, (ii) 15% of the aggregate daily reported trading volume of our common stock (excluding certain block trades) during a period that begins on the business day that is 20 days before the date we exercise the put right, (iii) the lesser of a Company-designated maximum put dollar amount or $3,000,000, (iv) a number of shares which, when added with the number of shares acquired by Swartz during the 31 days prior to the put date, will not exceed 9.99% of the total number of shares of our common stock that would be outstanding upon completion of the put, or (v) 1,500,000 shares of common stock.

         For each share of common stock, Swartz will pay us the lesser of:

                  o        The market price for such share, minus $.25, or
                  o        91% of the market price for the share.

Provided, however, that Swartz may not pay us less than the designated minimum per share price, if any, that we indicate in our notice.

         Market price is defined as the lowest closing bid price for the common stock on its principal market during the pricing period. The pricing period is defined as the 20 business days immediately following the day we exercise the put right.

         WARRANTS. Within five business days after the end of each pricing period, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of common stock equal to 10% of the common shares issued to Swartz in the applicable put. Each warrant will be exercisable at a price that will initially equal 110% of the market price. Every six months following the date of issuance, the exercise price of each warrant may be reset to the lower of (i) the initial exercise price, or then current reset price, or (ii) the average price of our common stock for the five trading days ending on such six month anniversary. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

         LIMITATIONS AND CONDITIONS PRECEDENT TO OUR PUT RIGHTS. Swartz is not required to acquire and pay for any shares of our common stock with respect to any particular put for which, between the date we give advance notice of an intended put and the date the particular put closes:

         o We have announced or implemented a stock split or combination of our common stock;
         o        We have paid a common stock dividend;
         o We have made a distribution of all or any portion of our assets or evidences of indebtedness to the holders of our common stock; or
         o We have consummated a major transaction, such as a sale of all or substantially all of our assets or a merger or tender or exchange offer that results in a change of control of our company.

         SHORT SALES. Swartz and its affiliates are prohibited from engaging in short sales of our common stock unless Swartz has received a put and the amount of shares involved in the short sale does not exceed the number of shares specified in the put notice.

         CANCELLATION OF PUTS. We must cancel a particular put between the date of the advance put notice and the last day of the pricing period if:

         o We discover an undisclosed material fact relevant to Swartz's investment decision;
         o The registration statement registering resales of the common shares becomes ineffective; or
         o        Our shares are delisted from the then primary exchange.

         If a put is canceled, it will continue to be effective, but the pricing period for the put will terminate at the end of the last full trading day prior to delivery of the put to Swartz. Because the pricing period will be shortened, the number of shares Swartz will be required to purchase in the canceled put will be smaller than it would have been had the put not been canceled.

         STOCKHOLDER APPROVAL. Under the Investment Agreement, we may sell Swartz a number of shares that is more than 20% of our shares outstanding on the date of this prospectus. If we become listed on The Nasdaq Small Cap Market or Nasdaq National Market, we may be required to obtain stockholder approval to issue some or all of the shares to Swartz. As our common stock will initially be quoted on the OTC Bulletin Board, we presently do not need stockholder approval.

         TERMINATION OF INVESTMENT AGREEMENT. We may terminate our right to initiate further puts or terminate the Investment Agreement at any time, except during the pricing period pertaining to any particular put, by providing Swartz with written notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the Investment Agreement or any related agreement. The Investment Agreement will automatically terminate if a registration statement for resale of the common stock is not declared effective by May 24, 2001.

         RESTRICTIVE COVENANTS. During the term of the Investment Agreement and for a period of one year after the Investment Agreement is terminated, we are prohibited from engaging in certain transactions. These include the issuance of any equity securities, or debt securities convertible into equity securities, for cash in a private transaction without obtaining the prior written approval of Swartz. We are also prohibited, during that period of time, from entering into any agreements with respect to private equity lines similar to the Investment Agreement without obtaining Swartz's prior written approval.

         MANDATORY PAYMENTS. For each six month period during which we have not put at least $1,000,000 worth of shares to Swartz, we must pay Swartz an amount equal to $100,000 minus 10% of the aggregate dollar amount of the shares that were put to Swartz during that period. If we terminate the Investment Agreement or if certain events occur, such as delisting from a stock exchange, the NASDAQ market or the OTC bulletin board that lasts for four months, we must pay Swartz the greater of the amount described above or the difference of $200,000 minus 10% of the aggregate amount of the shares put to Swartz to date.

         RIGHT OF FIRST REFUSAL. Swartz has a right of first refusal to participate in any private capital raising transaction of equity securities that closes from the date of the Investment Agreement (May 24, 2000) through one year after the Investment Agreement is terminated.

         SWARTZ'S RIGHT OF INDEMNIFICATION. We have agreed to indemnify Swartz (including its stockholders, officers, directors, employees, investors and agents) from all liability and losses resulting from any misrepresentations or breaches we make in connection with the Investment Agreement, our registration rights agreement, other related agreements, or the registration statement.

ADDITIONAL SECURITIES BEING REGISTERED

         On July 11, 2000, we issued a convertible subordinated promissory note to Douglas E. Smith in the aggregate principal amount of $1,000,000 bearing interest at the rate of six percent per annum. The note was convertible into 1,000,000 shares of our common stock at a conversion price of $1.00 per share. On October 9, 2000 Mr. Smith exercised his conversion right. All of these shares are being registered for resale by this prospectus.

                              PLAN OF DISTRIBUTION

         Swartz and the other selling stockholder may offer all or a portion of their shares offered by this prospectus for sale, from time to time, pursuant to this prospectus, in one or more private negotiated transactions, in open market transactions in the over-the-counter market, in settlement of short sale transactions, in settlement of options transactions, or otherwise, or by a combination of these methods, at fixed prices, at market prices prevailing at the time of the sale, at prices related to such market prices, at negotiated prices or otherwise. Swartz and the other selling stockholder may effect these transactions by selling shares directly to one or more purchasers or to or through broker-dealers or agents. The compensation to a particular broker-dealer or agent may be in excess of customary commissions.

         To our knowledge, neither Swartz nor the other selling stockholder has made any arrangement with any brokerage firm for the sale of the shares. Swartz and the other selling stockholder have advised us that they presently intend to dispose of the shares through broker-dealers in ordinary brokerage transactions at market prices prevailing at the time of the sale. However, depending on market conditions and other factors, Swartz and the other selling stockholder may also dispose of the shares through one or more of the other methods described above.

         Swartz is, and the other selling stockholder may be deemed to be, an "underwriter" within the meaning of the Securities Act in connection with each sale of their shares. Any broker-dealers or agents who act in connection with the sale of the shares may also be deemed to be underwriters. Profits on any resale of the shares by Swartz and any discounts, commissions or concessions received by such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Swartz and the other selling stockholder will pay all commissions, transfer taxes and other expenses associated with their sales. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses of the preparation of this prospectus. We have also agreed to indemnify Swartz against certain liabilities, including, without limitation, liabilities arising under the Securities Act.

         Also, 2,000,000 shares being offered in this offering are being sold directly by us and without an underwriter. We intend to market the 2,000,000 shares through general advertising media but only in those states where this offering is authorized. For information on how to subscribe, call (212) 473-3700 and ask for Cynthia Demonte.


                                LEGAL PROCEEDINGS

         We are not a party to any material legal proceedings. However, on September 15, 2000 we notified a company that we believe may be infringing, or may be about to infringe, our design patent for the FF-1080-200 aircraft, of its potential infringement. We will monitor the situation, and we are ready to file a formal complaint against the company if required in order to protect our intellectual property rights.

         We are also in receipt of a letter from Mr. Chester D. Taylor, a former director and consultant of our company, threatening to file a lawsuit against our company for the payment of deferred compensation in the aggregate amount of $315,850 that he alleges we owe him. We will vigorously contest this claim. However, we are willing to settle this matter with Mr. Taylor by issuing to him a warrant to purchase 50,000 shares of our common stock at an exercise price of $3.00 per share. To date, we have not received from Mr. Taylor a response to our offer.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following persons are our current directors, executive officers and significant employees:

NAME                          AGE                   POSITION
----                          ---                   --------

John J. Dupont                52            President, Chief Executive Officer,
                                            Director
James S. Carey                48            Executive Vice President; Vice
                                            President of Marketing; Director
R. Darby Boland               48            Vice President, General Manager,
                                            Director
Edward F. Eaton               52            General Counsel, Director
Thomas A. Dapogny             37            Vice President of Operations and
                                            Principal Accounting Officer

JOHN J. DUPONT
PRESIDENT AND CHIEF EXECUTIVE OFFICER; DIRECTOR

         Mr. Dupont has been a director and President and Chief Executive Officer of our company since 1990. From 1984 to 1989, Mr. Dupont was the President and CEO of Skytrader Corporation, an aeronautical research and development firm which he founded in 1984, and where he designed the UV-23 Scout STOL (Skytrader). From 1989 through July 1990, Mr. Dupont was President of Advanced Lift Research, Inc. where he completed a design feasibility study, market review and operational competitive analysis of a new 17,000 lb. aircraft design, the UC-219, specifically for the worldwide combination passenger/freight market.

JAMES S. CAREY
EXECUTIVE VICE PRESIDENT; VICE PRESIDENT OF MARKETING, DIRECTOR

         Mr. Carey has been the Executive Vice President of Marketing and a director of our company since 1991. From 1985 to 1991, Mr. Carey was the Senior Vice President of Airline Economics, Inc. where he developed production processes for Airline Economics' publications, THE AIRLINE QUARTERLY and BLUE CHIP AIRLINE FINANCIAL INDICATORS. He also supervised and/or performed all project research for Airline Economics' consulting activities, airline traffic forecasts, unit cost analysis, airline route and profitability analysis, and airline asset valuation. Prior to that, Mr. Carey was the Director of Research and a Director of Avmark, Inc. where he was responsible for preparation of its airline statistical publications. He conducted aircraft values research and performed aircraft appraisals and financial analyses for U.S. and foreign airlines. Mr. Carey has also operated his own company, Micro Associates, which assisted individuals and businesses in the introduction of microcomputers, developed an aircraft leasing analysis system, provided assistance to Airline Economics, Inc. in airline statistical publications, and instituted several personal computer training programs. Mr. Carey has a Bachelor of Science degree from Northeastern University in the fields of business administration and aviation technology.

R. DARBY BOLAND
VICE PRESIDENT, GENERAL MANAGER, DIRECTOR

         Mr. Boland has been the Vice President and General Manager of our company since 1999 and a director since 2000. From 1975 to 1978, he was a Design and Logistics Engineer with McDonnell Douglas Corporation in connection with the F4, F15, Harpoon and Cruise Missile programs. From 1978 to 1989, he was the Executive Manager with Southwestern Bell Corporation, where he was responsible for the design, implementation and marketing technical support of fiber-optic network systems for long distance and cellular service providing companies. From 1989 to 1992, he was the Director of Corporate Development of Restore Industries, a telecommunications service equipment provider. In 1988, Mr. Boland founded B&H Machine, Inc., a design manufacturer of metal cutting die products, where he served as President and Chief Executive Officer, and financed the sale of the company in 1996. After 1996, Mr. Boland assisted American Utilicraft with the ongoing development of their program until his recent appointment to Vice President, General Manager and Director. Mr. Boland is a graduate of St. Louis University with a B.S. degree in Aeronautical Engineering Management.

EDWARD F. EATON
GENERAL COUNSEL, DIRECTOR

         Mr. Eaton has been a director of our company since 1992. He is an attorney with Connolly, Bove, Lodge & Hutz of Wilmington, Delaware, where he has been a partner since 1991. He practices in the areas of litigation, criminal law, real estate law, and business and commercial law, and has been employed with Connolly, Bove since 1986. Mr. Eaton received his J.D. from Temple University and his Bachelor's degree from Cornell University.

THOMAS DAPOGNY
VICE PRESIDENT OF OPERATIONS, PRINCIPAL ACCOUNTING OFFICER

         Mr. Dapogny has been the Vice President of Operations since 1998. From 1986 to 1997, he served as a consultant in information systems development for clients such as E-Systems/Raytheon, Ernst & Young, CACI, Global One, CSC and National Computer Systems. His project work included CASE tool management; analysis and design; rapid prototype design and production; management and production of system life-cycle technical, management, and user documentation; development and production of Help systems; curriculum design and training material production; user-group management; and contract proposal development.

BOARD OF DIRECTORS

         Upon this offering, we will have four directors. In accordance with our Bylaws, the terms of office of the members of our board of directors are divided into three classes: Class I, whose term will expire at the annual meeting of our stockholders to be held in 2001, Class II, whose term will expire at the annual meeting of our stockholders to be held in 2002 and Class III, whose term will expire at the annual meeting of our stockholders to be held in 2003. Mr. Carey serves as the Class I director, Mr. Boland serves as the Class II director, and Mr. Dupont and Mr. Eaton serve as the Class III directors. At each annual meeting of our stockholders beginning with the 2001 annual meeting, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been elected. If we add additional directors, they will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. The classification of our board of directors may have the effect of delaying or preventing changes in control of our management.

EXECUTIVE COMPENSATION

         The following table sets forth the compensation earned by the current President and Chief Executive Officer and two current officers whose total compensation exceeded $100,000 for fiscal year 1999, for services rendered in all capacities to our company for each of the last three fiscal years. All the individuals named in the table will hereinafter be referred to as the "Named Executive Officers."


                                     SUMMARY COMPENSATION TABLE

                                                                          ANNUAL COMPENSATION
                                                          ----------------------------------------------------
                                               FISCAL                                          OTHER ANNUAL
NAME AND PRINCIPAL POSITION                     YEAR          SALARY            BONUS          COMPENSATION
-------------------------------------------- ----------- ------------------ --------------- -------------------
John J. Dupont (1)                             1999        $200,000           $    0          $      0
   President and Chief Executive Officer       1998        $200,000           $    0          $      0
                                               1997        $150,000           $    0          $      0
-------------------------------------------- ----------- ------------------ --------------- -------------------
James S. Carey (2)                             1999        $125,000           $    0          $      0
   Executive Vice President; Vice              1998        $125,000           $    0          $      0
   President of Marketing                      1997        $100,000           $    0          $      0
-------------------------------------------- ----------- ------------------ --------------- -------------------
Thomas Dapogny (3)                             1999        $100,000           $    0          $      0
   Vice President of Operations;               1998        $ 60,000           $    0          $      0
   Principal Accounting Officer                1997        $      0           $    0          $      0
-------------------------------------------- ----------- ------------------ --------------- -------------------

(1) Mr. Dupont elected to defer a portion of his compensation for each of the three fiscal years in the following amounts: (i) for 1997 he deferred $27,650, (ii) for 1998 he deferred $84,792 and (iii) for 1999 he deferred $35,882. In October 2000 Mr. Dupont elected to convert all deferred compensation due him as of December 31, 1999 into a warrant to purchase shares of our common stock. For each dollar of deferred compensation owed to him he received one share of our common stock for a total of 410,962 shares. The warrants have an exercise price of $3.00, expire on the third anniversary of the date of issuance and vest as follows: 50% immediately, 25% on the first anniversary of the date of the warrant and 25% on the second anniversary of the date of the warrant.
(2) Mr. Carey elected to defer a portion of his compensation for each of the three fiscal years in the following amounts: (i) for 1997 he deferred $35,650, (ii) for 1998 he deferred $73,700 and (iii) for 1999 he deferred $30,961. In October 2000 Mr. Carey elected to convert all deferred compensation due him as of December 31, 1999 into a warrant to purchase shares of our common stock. For each dollar of deferred compensation owed to him he received one share of our common stock for a total of 336,461 shares. The warrants have an exercise price of $3.00, expire on the third anniversary of the date of issuance and vest as follows: 50% immediately, 25% on the first anniversary of the date of the warrant and 25% on the second anniversary of the date of the warrant.
 (3) Mr. Dapogny joined our company in 1998. He elected to defer a portion of his compensation for each of the two fiscal years in the following amounts: (i) for 1998 he deferred $49,550, and (ii) for 1999 he deferred $21,231. In October 2000 Mr. Dapogny elected to convert all deferred compensation due him as of December 31, 1999 into a warrant to purchase shares of our common stock. For each dollar of deferred compensation owed to him he received one share of our common stock for a total of 70,731 shares. The warrants have an exercise price of $3.00, expire on the third anniversary of the date of issuance and vest as follows: 50% immediately, 25% on the first anniversary of the date of the warrant and 25% on the second anniversary of the date of the warrant.

EMPLOYMENT AGREEMENT WITH JOHN DUPONT

         We entered into an employment agreement with John Dupont, the President and Chief Executive Officer, on February 28, 1991, which was amended on April 6, 1999 to renew the Agreement for another six years until February 28, 2005. The employment agreement was also amended on October 4, 2000 to adjust Mr. Dupont's compensation as follows: (i) effective January 1, 1997, Mr. Dupont's annual base salary was increased to $150,000, (ii) effective January 1, 1998, Mr. Dupont's annual base salary was increased to $200,000 and (iii) upon the effectiveness of this registration statement and our company becoming a reporting company under the Securities Exchange Act of 1934, Mr. Dupont's base salary will be increased to $250,000. The amendment also provides that we can elect to defer Mr. Dupont's compensation in the event that we have insufficient funds to pay said compensation when earned. The employment agreement provides that Mr. Dupont will devote his full time and efforts to our company once financing of approximately $20,000,000 is in place. In addition, at such time, we will lend Mr. Dupont up to $500,000, to be repaid by Mr. Dupont without interest from and at the rate of 50% of the first commissions paid to Mr. Dupont on the sale of the aircraft, as described below. Mr. Dupont will also receive commissions of four percent of the gross sale price of aircraft that we, or any of our partners sell. In addition, Mr. Dupont will earn an annual bonus of four percent of our net profits in any given fiscal year in which Mr. Dupont worked for us. If Mr. Dupont's employment with us is terminated as a result of a change in control of our company or if we terminate Mr. Dupont's employment, Mr. Dupont will receive a lump sum payment of ten times the average amount of his annual base salary and ten times the average amount of bonus payments, paid for five years prior to the date of termination. Mr. Dupont will also be able to surrender any stock option that he may own at the higher of the option price and the price of the stock on the date of the change of control or the date of termination. He will also have all employee benefits that he receives paid for an additional two years.

EMPLOYMENT AGREEMENT WITH JAMES CAREY

         We entered into an employment agreement with James Carey, the Executive Vice President and Vice President of Marketing, on August 15, 1991, which was amended on April 6, 1999 to renew the Agreement for six years until February 28, 2005. The employment agreement was also amended on October 4, 2000 to adjust Mr. Carey's compensation as follows: (i) effective January 1, 1997, Mr. Carey's annual base salary was increased to $100,000, (ii) effective January 1, 1998, Mr. Carey's annual base salary was increased to $125,000 and (iii) upon the effectiveness of this registration statement and our company becoming a reporting company under the Securities Exchange Act of 1934, Mr. Carey's base salary will be increased to $175,000. The amendment also provides that we can elect to defer Mr. Carey's compensation in the event that we have insufficient funds to pay said compensation when earned. Mr. Carey will also receive commissions of 0.50% of the gross sale price of aircraft that we, or any of our partners sell. If we terminate Mr. Carey's employment for any reason other than for cause, we will pay Mr. Carey a lump sum payment of two times the average amount of his annual base salary. If Mr. Carey's employment is terminated other than for cause as a result of a change in control, he shall receive a lump sum payment of ten times the amount of his annual base salary, allowance of surrender of stock options at the higher of the option price and the price of the stock on the date of the change of control or date of termination and employee benefits for an additional two years.

EMPLOYMENT AGREEMENT WITH THOMAS DAPOGNY

         We entered into a three-year employment agreement with Thomas Dapogny, the Vice President of Operations, on July 15, 2000. The employment agreement was amended on October 4, 2000 to adjust Mr. Dapogny's compensation as follows: (i) Mr. Dapogny's annual base salary will be $100,000 and (ii) upon the effectiveness of this registration statement and our company becoming a reporting company under the Securities Exchange Act of 1934, Mr. Dapogny's base salary will be increased to $125,000. The amendment also provides that we can elect to defer Mr. Dapogny's compensation in the event that we have insufficient funds to pay said compensation when earned. We will also pay Mr. Dapogny a bonus of .125% of the price of any FF-1080-200 aircraft that is sold if such sale is attributed to Mr. Dapogny. If we terminate Mr. Dapogny's employment for any reason other than for cause, we will pay Mr. Dapogny a lump sum payment of two times the average amount of his annual base salary. If Mr. Dapogny's employment is terminated other than for cause as a result of a change in control, he shall receive a lump sum payment of ten times the amount of his annual base salary, allowance of surrender of stock options at the higher of the option price and the price of the stock on the date of the change of control or date of termination and employee benefits for an additional two years.

DIRECTORS' COMPENSATION

         Our bylaws authorize our Board of Directors to fix the compensation of directors for services related to their membership in Board committees and allow the reimbursement of expenses of directors for their attendance at each meeting of our Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of October 10, 2000, certain information as to shares of our voting stock owned by (i) each person known to beneficially own more than five percent of our outstanding voting stock, (ii) each director, including nominees for director, and each executive officer of our company, and (iii) all executive officers and directors of our company as a group. Unless otherwise indicated, the address of each named beneficial owner is the same as that of our company's principal executive offices located at 300 Petty Road N.E., Suite B, Lawrenceville, Georgia 30043.

                                                                            SHARES OF
                                                                          VOTING STOCK       PERCENTAGE OF CLASS
                                                                          BENEFICIALLY          BENEFICIALLY
NAME (AND ADDRESS) OF BENEFICIAL OWNER (1)           TITLE OF CLASS       OWNED (2)(3)              OWNED
---------------------------------------              --------------       ------------       -------------------
John J. Dupont (4)                                   Series A Preferred     1,083,000             54.95%
                                                     Common                 1,288,481             12.64%
R. Darby Boland (5)                                  Series A Preferred       887,787             45.05%
                                                     Common                   887,787              9.06%
James S. Carey (6)                                   Common                   323,271              3.56%
Edward Eaton                                         Common                   101,232              1.14%
Thomas Dapogny (7)                                   Common                   129,722              1.45%
Douglas E. Smith (8)                                 Common                 1,458,900             16.38%
Karen Morgison (9)                                   Common                 1,209,329             13.38%
Ronald O. Parsons                                    Common                   912,000             10.24%
Harlyn Hubbs                                         Common                   779,076              8.74%
Swartz Private Equity, LLC (10)                      Common                   500,000              5.31%
Leroy Svendsen                                       Common                   478,800              5.37%
Airline Economics                                    Common                   456,000              5.12%
Robert Young                                         Common                   456,000              5.12%
All executive officers and directors as a
  group (5 persons)............................      Common                 2,730,493             24.19%
                                                     Series A Preferred     1,970,787            100.00%

----------
(1) Mr. Smith's address is 997 Windy Hill Rd., Suite A, Smyrna, GA 30080; Ms. Morgison's address is 1000 96th Terrace NE, Kansas City, MO 64155; Mr. Parson's address is 2820 Sugarloaf Club Dr., Duluth, GA 30097; Mr. Hubbs' address is 7230 Covered Bridge Dr., Waterloo, IL 62298; Mr. Svendsen's address is 9015 Sumac Cove, San Antonio, TX 78266; Airline Economics' address is 350-A Pine Ridge Dr., Whispering Pines, NC 28394; and Mr. Young's address is 6718 Whittier Ave., Suite 220, McLean, VA 22101.
(2) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Pursuant to the rules of the Securities and Exchange Commission, shares of our common stock that each named person and group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights, are deemed outstanding for purposes of computing shares beneficially owned by and the percentage ownership of each such person and group. However, such shares are not deemed outstanding for purposes of computing the shares beneficially owned by or percentage ownership of any other person or group.
(3) Unless otherwise noted, all shares listed are owned of record and the record owner has sole voting and investment power, subject to community property laws where applicable and the information contained in the footnotes to this table.

(4) Includes 1,083,000 shares of our common stock issuable upon conversion of our Series A Convertible Preferred Stock and 205,481 shares of our common stock issuable upon exercise of a common stock purchase warrant exercisable by Mr. Dupont at or within 60 days after the date hereof.
(5) Includes 887,787 shares of our common stock issuable upon conversion of our Series A Convertible Preferred Stock convertible by Mr. Boland at or within 60 days after the date hereof.
(6) Includes 168,231 shares of our common stock issuable upon exercise of a common stock purchase warrant that is exercisable by Mr. Carey at or within 60 days after the date hereof.
(7) Includes 35,366 shares of our common stock issuable upon exercise of a common stock purchase warrant that is exercisable by Mr. Dapogny at or within 60 days after the date hereof.
(8) Includes 458,900 shares of our common stock owned by the Smith Family Trust of which Mr. Smith is the trustee.
(9) Includes 126,329 shares of our common stock issuable upon exercise of a common stock purchase warrant that is exercisable by Ms. Morgison at or within 60 days after the date hereof.
(10) Includes 500,000 shares of our common stock issuable upon exercise of a common stock purchase warrant that is exercisable by Swartz Private Equity, LLC at or within 60 days after the date hereof.

                            DESCRIPTION OF SECURITIES

         The following description summarizes some of the terms of our capital stock and provisions of our Certificate of Incorporation and Bylaws, which have been filed as exhibits to our registration statement, and is qualified in its entirety by reference to our amended Certificate of Incorporation and Bylaws.

         On the closing of this offering, our authorized capital stock will consist of 35,000,000 shares of common stock, $0.00001 par value per share, and 7,500,000 shares of preferred stock, $0.00001 par value per share, of which 1,970,787 have been designated as Series A Convertible Preferred Stock. As of the date of this prospectus, there were 8,908,873 shares of our common stock outstanding and held of record by 54 holders and 1,970,787 shares of our Series A Convertible Preferred Stock outstanding and held of record by 2 holders.

COMMON STOCK

         Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of our common stock are entitled to receive such lawful dividends as may be declared by our board of directors. In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and shares of common stock to be issued pursuant to the Investment Agreement, when issued and fully paid for by Swartz, will be fully paid and non-assessable.

PREFERRED STOCK

         Our board of directors has the authority, without further action by our stockholders, to issue up to 7,500,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares of preferred stock without any further vote or action by our stockholders. These rights and preferences include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of the series. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that the holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.

SERIES A CONVERTIBLE PREFERRED STOCK

         Our company has filed a Certificate of Determination with the Secretary of the State of Delaware to designate 1,970,787 shares of our preferred stock as Series A Convertible Preferred Stock, with a par value equal to $0.00001 per share. The Series A Convertible Preferred Stock has the following rights, preferences and privileges.

DIVIDENDS

         The holders of our Series A Convertible Preferred Stock are entitled to such lawful dividends as may be declared by our board of directors on the shares of our common stock, on a pro rata basis and PARI PASSU with our common stock.

CONVERSION

         Initially each share of Series A Convertible Preferred Stock will be immediately convertible into one share of our common stock at the election of the holder thereof. Each share of Series A Convertible Preferred Stock will be automatically converted on the date that is six months from the date we receive approval of our FF-1080-200 from the Federal Aviation Administration. The conversion price of the Series A Convertible Preferred Stock is initially equal to $1.00 per share and is subject to adjustment upon the occurrence of certain events.

LIQUIDATION

         Upon the liquidation, dissolution or winding up of our company, the holders of our Series A Convertible Preferred Stock will be entitled to participate, on a pro rata basis and PARI PASSU with the holders of our common stock, in the distribution of our remaining assets available for distribution to our stockholders.

VOTING

         Prior to conversion, the holders of our Series A Convertible Preferred Stock shall be entitled to ten votes for each share of our common stock into which the Series A Convertible Preferred Stock could then be converted.

WARRANTS

         As of October 10, 2000, the following warrants to purchase our common stock were outstanding: (i) warrants to purchase an aggregate of 500,000 shares of our common stock at an exercise price equal to $1.00 per share, which expire on May 24, 2005; (ii) warrants to purchase an aggregate of 2,520,000 shares of our common stock at an exercise price equal to $5.00 per share, which expire on October 6, 2003; (iii) warrants to purchase an aggregate of 465,120 shares of our common stock at an exercise price equal to $3.00 per share, which expire on October 6, 2003; and (iv) warrants to purchase an aggregate of 2,374,312 shares of our common stock at an exercise price equal to $3.00 per share, which expire on October 6, 2003.

         The warrants contain provisions that protect the holder against dilution by adjustment of the exercise price. Such adjustments will occur in the event, among others, of a merger, stock split or reverse stock split, stock dividend or recapitalization. We are not required to issue fractional shares upon the exercise of any warrant. The holder of the warrant will not possess any rights as a stockholder of our company until the holder exercises the warrant. The warrant may be exercised upon surrender on or before the expiration date of the warrant at our office, with payment of the exercise price for the number of shares with respect to which the warrant is being exercised. The exercise price is payable either by (i) cash exercise, (ii) cashless exercise, or (iii) by a combination of them, at the election of the holder of the warrants. The cashless exercise of a warrant occurs when a number of shares of our common stock underlying the warrant and having a fair market value equal to the aggregate exercise price are canceled as payment of the exercise price.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER PROVISIONS

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203 of the Delaware General Corporation Law, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. The existence of this provision would be expected to have anti-takeover effects with respect to transactions not approved in advance by our board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

         In addition, some provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions include:

                  o BOARD OF DIRECTORS. Our board of directors is divided into three classes of directors serving staggered terms. Our bylaws authorize our board of directors to fill vacant directorships. Accordingly, even if a stockholder succeeds in a proxy contest, he or she would likely only be able to elect a minority of our board of directors.

                  o AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

TRANSFER AGENT AND REGISTRAR

         ____________________ acts as transfer agent and registrar for our common stock.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

         None.

              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that such a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         Our Bylaws require us to indemnify each of our directors and officers, whether or not then in office, with respect to expenses actually and reasonably incurred by such persons in any threatened, pending or completed actions or proceedings and appeals, whether civil, criminal, administrative or investigative, in accordance with and to the fullest extent permitted by the General Corporation Law of the state of Delaware or other applicable law, as such law now exists or may hereafter be adopted or amended.

         Our amended Certificate of Incorporation provides that pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the director's fiduciary duty as a director to our company and our stockholders. This provision in the amended Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to our company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

         Provisions of the Investment Agreement also require us to indemnify and hold harmless Swartz and all its stockholders, officers, directors, employees and direct or indirect investors and any of their agents, members, partners or other representatives from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages and related expenses, including reasonable attorney's fees and disbursements, incurred as a result of, or arising out of, or relating to (a) any misrepresentation or breach of a representation or warranty that we made in the Investment Agreement or any related documents, (b) any breach of any covenant, agreement or obligation of ours contained in the Investment Agreement or any related documents, or (c) any cause of action, suit or claim, derivative or otherwise, by any of our stockholders based on a breach by us or any of our officers or directors of their fiduciary or other obligations to our stockholders.

                                    BUSINESS

         We were incorporated in Delaware on August 9, 1990 under the name "American Utilicraft Corporation".

INDUSTRY BACKGROUND

         Prior to the de-regulation of the U.S. airline industry, air cargo was the monopoly of the scheduled air carriers that carried airfreight and mail over Government-designated route systems. The airlines, for the most part, flew linear routes from city to city, distributing freight and mail along the way. Following de-regulation, the airlines organized route systems into more efficient hub-and-spoke networks. The benefit of this system is that the carriers can consolidate passengers from many small spoke cities within a geographic region at a single hub airport. This practice assures that long-haul flights from the hubs to other U.S. regions and international cities have full loads.

         In the early 1970s, Federal Express, Inc. expanded on the hub-and-spoke concept, tailoring it for the fast movement of cargo. The unique feature of the Federal Express concept was a nighttime hub which was more compatible with shippers' practices of manufacturing during the day, consolidating shipments in the afternoon, and shipping products out the door as late as possible during the evening. By using the speed of dedicated all-cargo aircraft in its shipping system, Federal Express made the nighttime hub-and-spoke the fastest way to ship packages and goods, creating an entirely new service, the overnight express product.

         Both the passenger and freight hub-and-spoke systems proved to be effective and profitable. By the mid 1980s, most major passenger and freight airlines had implemented hub operations. With an efficient air system in place, growing consumer demand for passenger and air cargo services was easily met. More cities were added as spoke cities, including small or medium-sized cities with limited amounts of demand. Turboprop feeder aircraft met the increasing demand for passenger air service from smaller cities. However, these aircraft did not provide any useful capacity for air cargo.

         By the end of the 1990s, overnight express air cargo airlines had small cargo feeder aircraft flying in most U.S. small or medium-sized cities; i.e., cities that did not have shipments large enough or runways long enough to justify the use of a cargo jet. However, the demand for traditional express cargo services from small cities has grown so rapidly that today many cities require more than one aircraft to carry the daily loads. Additionally, the acceptance of Internet retailing or e-commerce is predicted to increase the requirement for small package delivery to homes with an Internet connection even more. E-commerce will require new distribution services to and from both large and small communities. The problem facing the cargo airlines today is the fact that the demand for faster air cargo services to small or medium-sized cities is growing beyond the capacity of currently available feeder aircraft.

TRENDS IN AIR CARGO TRAFFIC

         Although periodically affected by industry and international political developments, world air cargo traffic has maintained a steady long-term growth rate since 1970. For the last twenty years, global long term air cargo traffic has increased at an average rate of over 7.8% annually, more than 2.5 times greater than the rate of world GDP growth. The annual World Air Cargo Forecast, published by the Boeing Commercial Airplane Group, predicts that growth of air cargo demand will continue. According to Boeing's forecast, the world airfreight market is expected to grow 6.4% per year through 2017. At this rate of growth, air cargo traffic will triple between 1997 and 2017. The airfreight statistics of the U.S. Air Transport Association confirm the validity of that forecast, reporting a rise of 6.9% in U.S. airfreight between 1998 and 1999.

         However, demand in the United States for express air cargo services, (i.e., next day and two day delivery) has out-paced world air cargo growth. For example, based on the U.S. Department of Transportation Airport Activity Statistics comparing 1997 to 1990, total cargo enplanements of the integrated express airlines (Federal Express, UPS, and DHL) increased at a rate of 7.4% per year while passenger airline cargo enplanements increased at a rate of only 2.2% per year. Additionally, the Boeing Commercial Airplane Group is forecasting that international express freight shipments between countries within two to three days will grow 18% per year between 1999 and 2017.

         There are several reasons for the rapid increase in the use of traditional air transportation to move commodities around the world. The four primary reasons are:

         1. The explosion of business-to-business and business-to-consumer Internet sales, all requiring individual shipments to final destination,

         2. Accelerated corporate efforts to build multinational businesses and manufacturers,

         3. The ability of the multinational businesses to place manufacturing facilities in countries with substantially lower labor costs, and

         4. Increasing activity in the 1980s by world governments and businesses to reduce trade barriers and to stimulate foreign trade and investment.

         Beyond the contribution of these changes to increases in the use of air cargo, the development of new reliable air express products provided by a highly competitive group of specialist airlines has significantly reduced travel time for cost and time sensitive products. One example of the value of these new express air cargo services is the ability of manufacturers to implement Just-In-Time ("JIT") inventory processes. Because of the reliability and speed of express air cargo services, JIT provides the means to reduce the cost of warehousing facilities and inventory required to support worldwide manufacturing and assembly operations.

         Express air cargo services have also facilitated and expanded the retail distribution logistics systems for a wide group of industries. Computer and electronic device manufacturers routinely use air cargo in "build-to-order" operations, shipping customers their products immediately following assembly and testing. The pharmaceuticals industry has been a long-time user of air cargo to speed life-limited products to doctors and hospitals around the world. Producers of perishable products, such as flowers and seafood, use express air cargo as their primary shipping method.

GROWTH OF E-COMMERCE SALES

         The most recent shipping demand trend that will influence future air cargo and feeder aircraft requirements is the rapid growth of e-commerce sales. >From 1996 to 1999, Internet sales of products to businesses and individual consumers have doubled every year. For the shipping industry, e-commerce presents a unique challenge. In general, Internet products are purchased directly by consumers from manufacturers, bypassing traditional intermediary wholesalers and their warehousing systems. The shift to individual purchases directly from producers means that more shipments have to be delivered through traditional ground, air and rail networks to the end-use consumer. Shipping and order fulfillment processes are becoming the primary customer service function for Internet retailers.

         Forrester Research is predicting that daily Internet shipments will grow from 650,000 packages per day in 1999 to 4,200,000 packages in 2003, representing an e-commerce shipping growth rate of 59.4% per year. Based on Forrester's prediction, there will be a requirement to transport 1.3 times more e-commerce packages than the 3,200,000 currently shipped daily by Federal Express. Total e-commerce retail sales (including combined business-to-business and business-to-consumer sales) grew from approximately $27.6 billion in 1997 to an estimated $95.8 billion in 1999. This means that e-commerce had grown from 1.2% of total U.S. retail sales in 1997 to approximately 3.3% of retail sales by the end of 1999.

         To our knowledge, there are no propeller-type all-cargo aircraft available in sufficient quantities to support the development of a comprehensive national e-commerce-focused distribution network. The current freight feeder aircraft in use today do not provide enough capacity per departure to efficiently develop effective e-commerce shipping networks. While attempts have been made to use small aircraft which have been converted from passenger to cargo to deliver freight to and from air hubs, these aircraft are not capable of carrying standard airline-industry compatible containers, which results in delays at the hub due to freight sorting and container build-up operations. Although intermediate-sized aircraft exist, they are designed to carry passengers and are inefficient for freight hauling. Additionally, older transport aircraft have excessively high operating costs making them increasingly unprofitable to operate in a high-frequency system. Finally, U.S. passenger airlines that have been pressed into service as freight transporters have extremely low amounts of available capacity on domestic passenger flights. Truck-based express delivery systems and container road feeder services, which comprise the bulk of the freight feeder market for U.S. passenger airlines, are plagued with delays from highway congestion, in-transit consolidation delays, inefficient multiple package handling, and enormous product theft and damage problems.

THE FF-1080-200 AS A SOLUTION

         The primary market niche for which the FF-1080-200 is targeted is the growing e-commerce distribution requirement for more shipments, in small quantities, delivered directly to consumers' doors. This market niche includes the freight feed operations of the overnight/two day express airlines, the airline freight feeder market, the world postal services, the combination passenger/cargo airlines, and the international airlines. Growing non-e-commerce freight requirements are currently challenging all of these markets. We believe that the high speed, high frequency, and high volume required by an e-commerce distribution system are best accomplished by using the FF-1080-200 twin-engine all-cargo turboprop aircraft.

         The FF-1080-200 is an all-cargo aircraft that is designed specifically for hub-and-spoke cargo operations. The FF-1080-200 will provide the tool that the passenger airlines need to build regional hub-and-spoke cargo operations in the same way that passenger turboprop aircraft were used to build the passenger hub-and-spoke systems. The FF-1080-200 can fly to more cities and smaller airports that are located closer to e-commerce customers. The FF-1080-200 also has substantially lower acquisition and operating costs than any next generation turboprop aircraft, while still providing the speed needed to create high-performance, fast-delivery shipping. The FF-1080-200 will provide airlines the critical flexibility needed to move air cargo to more cities, more frequently, in manageable and trackable containerized units.

         Our company's business plan projects manufacturing 578 FF-1080-200s from 2001 through 2008, which amounts to nine percent of the freight feeder market in 2008. At an average retail price of $7.0 million per aircraft, our total sales during that time period are expected to be approximately $4.0 billion.

PARTNERSHIP ARRANGEMENTS

         We are organized as a system integrator that will enable us to use experienced aviation industry risk-sharing companies that work on specific tasks on an as-needed basis. This approach will give us the flexibility to increase or decrease, as needed, personnel and services based on planned requirements that will result in substantial savings and control of overhead costs. Subcontracting, or "outsourcing", is a standard industry practice and is used extensively in the aerospace industry.

         Aircraft Design Services, Inc. ("ADSI") is our prime subcontractor for the detailed FF-1080-200 production engineering. ADSI will prepare the engineering documentation and construction drawing packages for the FF-1080-200 pre-production prototype aircraft. Following the pre-production engineering phase, ADSI will work with our management on development and implementation of the FAA Part 25 certification plan. Metalcraft Technologies, Inc. will construct the pre-production prototype of the FF-1080-200 aircraft.

         A key feature of our business is our relationships with companies that have provided verbal commitments to enter into risk-sharing arrangements with us to produce a prototype aircraft. These arrangements are intended to provide products and/or services at no cost or at the manufacturer's lowest direct costs for both the pre-production prototype aircraft and the conformity aircraft. Companies that have provided such commitments to work with us include:
Metalcraft Technologies, Inc. (fuselage subassemblies), Aerostructures (wings), Meggit Avionics, Inc. (cockpit integration systems), Shaw Aero Devices (fuel systems), AAR Advanced Structures (cargo roller floors), AAR Composites (doors), Auxilec, Inc. (electrical power systems), Pratt & Whitney (engines), Hi-Temp Insulation, Inc. (insulation), Securaplane Technologies, Inc. (smoke detection equipment), UPS Aviation Technologies, Inc. (navigation and communications), BF Goodrich Aerospace (various systems), Lord Corporation (engine mount systems), General Electrodynamics Corporation (weight and balance systems), Hamilton Standard (propellers) and IPECO (crew seats).

         We also have a strong relationship with Aviation Insurance Services, Inc. ("AIS"), which is recognized as a leading aviation specialty broker that was created to provide independent risk management services for aviation and aerospace businesses and operations. Through AIS, we have access to leading aviation and aerospace experts that have worked with us to minimize or eliminate risk-engendering elements from our product design.

COMPETITION

         The companies that build small and intermediate-sized aircraft, such as Spain's CASA, Canada's DeHavilland, Sweden's Saab, Germany's Dornier, and the U.S.'s Beechcraft and Cessna pose no competitive threat to the FF-1080-200. Aerospace (France) and British Aerospace, which build larger jet aircraft, also manufacture intermediate-sized passenger aircraft that are often converted for freight, but are too large to pose a threat to our targeted market segment.

         Light Aircraft Under 20,000 Pounds
         ----------------------------------

         Aircraft in this category, such as the Cessna Caravan 208 and the Dornier 228, are small and cannot accommodate the air cargo industry standard containers. These planes are more suitable for the non-containerized, overnight small package services in low volume markets. Federal Express has developed a fleet of more than 250 Cessna 208 aircraft since the early 1980s. The other overnight express operators also fly small fleets of the Cessna 208s, but the majority of the aircraft used by these operators are older corporate executive or passenger commuter aircraft converted into makeshift freighters. This class of aircraft does not provide enough capacity per departure to meet increasing shipping demand.

         Intermediate-sized aircraft such as the DeHavilland Dash 8, Aerospatiale ATR42 and 72, Saab 340, Embraer EM120 and Dornier 328 were specifically designed to haul passengers at high speeds to the major hub airports. Therefore, their designs cannot be modified to accommodate the features needed in a pure freighter aircraft, such as a larger forward side cargo door, high point-load capable floors, cargo net attachments, and a container roller system, and, as a result, they pose no competitive threat to our market segment. The new aircraft in this category, the CASA 235, was designed for dual passenger and cargo use. Although the CASA 235 has a rear ramp door, its heavy aircraft empty weight and slow cruise speed causes a range/payload deficiency in both freight and passenger operations. There is no cost-effective means to convert any of these existing aircraft into cargo airplanes that is why FAA-compliant cargo modification procedures for these planes have not been developed. In addition, all of these aircraft are unable to operate from airfields with runways of 3,000 feet or less because they were designed for high-speed takeoffs from long runways. For these reasons, current owners of fleets of these aircraft are presently exploring placing them in Third-World and developing nations as passenger aircraft and parts (scavenged) aircraft in order to gain some revenue from their use.

         Heavy/Large Aircraft
         --------------------

         Several freight carriers are using Boeing 727s, 737s, and McDonnell Douglas DC9s for feeder operations. These aircraft can carry containers, but they are unnecessarily sophisticated, too large and too costly to operate in a hub feeder role. These aircraft cannot be used to serve small feeder airports because of landing/takeoff requirements. They are also not economical to operate on the typical feeder stage length of 250 to 500 miles.

         Used, Out-of-Production Aircraft
         --------------------------------

         The backbone of the utility/freight feeder fleet to date has been a group of small piston and light turboprop aircraft. In the mid-1990s, product liability litigation and passenger feeder market demand for much larger turboprop aircraft resulted in the halt of production of most of the popular aircraft used for air cargo operations. The out-of-production aircraft most commonly used are the smaller Piper Cherokee Six, Piper Aztec, Piper Navajo, Cessna 400 series, the DeHavilland Dash 6 Twin Otter, the Beech 99, and Beech Baron. Larger aircraft in this category are the Convair 580, Convair 660, the Fairchild F27, Shorts 330, Shorts 360, CASA 212, and the DeHavilland Dash 7.

         With every passing year, fewer of these aircraft are available for the utility market due to the increasing fleet age and the difficulty of getting parts and other product support. Even when spare parts are available, the older designs of these aircraft make them unattractive freight haulers. They are heavy, fuel-intensive, and prone to breakdowns, grounding planes and stranding cargo. These pose little real threat to the FF-1080-200 purely from an economic standpoint, because they are too small and too expensive to operate with modern freight handling systems.

         New Entrants
         ------------

         We recently identified one company that we believe may be or is about to be infringing our design patent for the FF-1080-200. We have informed this company in writing of its potential infringement. We are ready to pursue this matter to the fullest extent should circumstances so warrant. We have found no other evidence of new entrants in the airfreight feeder market, and dialogue with our suppliers and industrial partners confirm this observation. The potential market size can, however, support more than one or two producers of this type of aircraft in the future in a similar way that passenger aircraft demand supports two primary aircraft manufacturers, Boeing and Airbus.

         Design, development, and production of other new designs will likely take several years during which we should retain a first-mover advantage within the freight feeder market. Our patent protection for our aircraft design and for the ETA and AFRS systems will also help the FF-1080-200 retain a leading market position.

TARGET MARKETS

         The air express cargo market has evolved into a highly competitive industry. Six major dedicated freight companies (Federal Express, United Parcel Service (UPS), Emery Worldwide, Airborne Express, DHL, and TNT) dominate the industry and are building their systems into global freight networks. Primary targets for use of the FF-1080-200 aircraft are these express freight carriers.

         The passenger airlines also compete for a share of the airfreight market. Some U.S. passenger airlines, which lost once-large shares of the freight market by concentrating on passenger operations, are now planning to step-up freight operations and regain lost market share. We are targeting the FF-1080-200 to the top tier of the U.S. passenger airlines as a primary market, i.e., American Airlines, Continental Airlines, Delta Airlines, Northwest Airlines, Trans World Airlines, United Airlines and US Air. We believe that the passenger airlines will eventually purchase FF-1080-200s because of the expanding market opportunities for same-day, overnight, and international cargo services. The FF-1080-200 is an appropriately sized freight feeder aircraft for both the hub feeder role and the stand-alone regional express service.

         The international passenger airlines are considered to be a secondary target market for the FF-1080-200. This group of airlines is comprised of carriers from around the world that provide inter-continental and inter-national air services. For example, in addition to dedicated freight carriers, passenger carriers, such as Lufthansa, Japan Airlines and British Airways move international express freight. The international airlines that are likely candidates for FF-1080-200 sales include British Airways, Lufthansa, Japan Airlines, Air France, All Nippon Airways, Alitalia and KLM Royal Dutch Airlines.

PRODUCT DEVELOPMENT

         We are developing the FF-1080-200 aircraft that is an all aluminum, twin-engine, high-wing, unpressurized, fixed gear, turboprop aircraft specifically designed as a utility air freight transport system that uses off-the-shelf systems and design standards. The FF-1080-200 is designed to fill the need for cost-effective delivery of containerized air cargo to the major hubs of the scheduled passenger carriers and the overnight express airlines. The aircraft is designed for short take-off and landing capability. To the best of our knowledge, this is the only short-haul, heavy-lift containerized feeder aircraft that is capable of transporting six revenue tons over 500 miles or four tons over 1,500 miles, from airfields with less than 3,000 feet of runway, thereby expanding air cargo capacity to and from many smaller cities and airports worldwide. The aircraft's design will enable it to accept passenger jet cargo as well as dedicated cargo in standard containers using standard airport-based cargo handling equipment.

         All of the short/medium haul aircraft used today were originally designed as small general aviation passenger aircraft or as passenger commuter aircraft. Unlike these aircraft, the FF-1080-200 was specifically designed to eliminate features needed for transporting passengers in order to minimize unnecessary aircraft weight and to maximize cargo capacity. The FF-1080-200 is the first commercial light twin transport aircraft that has been designed solely for the purpose of moving cargo on feeder routes.

         For example, since the FF-1080-200 is not designed for passenger use, the need for windows in the cargo cabin is eliminated. Eliminating windows increases the structural strength of the fuselage, making it possible to have larger cargo doors and heavier cargo floor loading. The FF-1080-200 has both side and rear cargo doors that accommodate standard containers. By designing the FF-1080-200 with a non-retractable landing gear, there is no need to use space in the cargo bay for the gear after retraction, resulting in a constant section cargo bay with a full-length roller-floor system. Most of the aircraft currently being used for feeder operations were designed with retractable gear to increase speeds for the purpose of getting passengers to their destination as fast as possible.

         The FF-1080-200 features a streamlined fuselage with an interior width that is six feet four inches wide, which would be too narrow for a single aisle with two rows of passenger seats. The cargo bay is not pressurized, a feature needed in passenger aircraft that will fly for extended periods above 10,000 feet altitude. Having a non-pressurized cargo bay in the FF-1080-200 eliminates the need for a "pressure vessel" within the outer fuselage, dramatically reducing the empty weight of the aircraft and increasing revenue weight for the operator.

         The result of this mission-specific design philosophy is an aircraft that has a significantly lighter empty weight compared to other aircraft of similar size, resulting in a much higher cargo payload for the FF-1080-200. The FF-1080-200 has a maximum payload that is 53% of the airplane's maximum gross weight. This compares to a maximum payload of approximately 35% for aircraft designed to carry passengers.

         We will begin the initial production of subassemblies of Production Lot 1, consisting of 48 aircraft, during the FAA certification program. We plan to begin production of aircraft subassembly components through our risk-sharing partners upon approval of the structural design and manufacturing certification. This can be accomplished because all of the systems and components of the aircraft are currently in service on other certified aircraft.

         We have internally developed the design technologies used in our products. We conduct research and development primarily in our facilities. Over the last two fiscal years, we have spent approximately $864,000 on research and development activities.

INTELLECTUAL PROPERTY

         Our performance and ability to compete depend to a significant degree on our proprietary knowledge. We rely or intend to rely on a combination of patent and trade secret laws, non-disclosure agreements and other contractual provisions to establish, maintain and protect our proprietary rights. In 1992, the U.S. Patent and Trademark Office ("PTO") issued a patent, which was assigned to us, for the method of transporting cargo using freight feeder aircraft. In 1993, PTO issued a design patent, which was assigned to us, for the FF-1080-200 aircraft, which expires in 2007. We recently filed for an additional patent for the Automatic Flat Rate Setting System for Freight Feeder Aircraft. We have nondisclosure agreements with all of our employees.

         We have identified a company that we believe is or is about to be infringing our design patent for the FF-1080-200 aircraft. We have notified this company in writing of this potential infringement and we will pursue this matter to the fullest extent required in order to protect our intellectual property rights.

GOVERNMENT REGULATION

         We are subject to regulations promulgated by the FAA with respect to safety requirements for and certification of aircraft. The FF-1080-200 prototype is a pre-certified, non-production aircraft that will be built under the regulations for experimental aircraft. The FF-1080-200 is a simple twin-engine, standard configuration, aluminum airframe that requires a low-risk, low-tech FAA certification process. We believe that there are no systems on the aircraft (such as hydraulic, retractable landing gear, assisted/boosted flight controls, cargo cabin pressurization, emergency ejection egress, crash-worthy/fire retardant passenger seats and passenger environmental control systems) that could cause scheduling and approval difficulties with the FAA during the flight test and static-test programs.

         We plan to execute FAA Part 25 Certification in two phases. Phase I will include the development of the certification plan, filing of the certification application, certification of the detailed production engineering, construction of the static test articles and the conformity aircraft subassemblies, and initial flight tests using the prototype aircraft. Phase II will include final assembly of the conformity aircraft, initiation of limited production of the aircraft, certification flight-testing and receipt of final
Part 25 Aircraft Type Certification.

         We plan to begin the FAA Certification program upon completion of the detailed engineering of the pre-production prototype aircraft, approximately six months from the capitalization of the FF-1080-200 program. We anticipate that FAA certification will be completed in 18 to 24 months.

         We are also subject to regulations applicable to businesses generally.

EMPLOYEES

         As of October 10, 2000, we had a total of six full-time and two part-time employees. In addition, we use independent contractors when needed. We currently lack the personnel that will be necessary for our expected growth. Competition for such personnel is intense and we may not be able to successfully attract, assimilate, or retain sufficiently qualified personnel. In order to attract qualified personnel, we may be required to offer incentives such as stock options, stock awards or other additional non-cash compensation. Our future success will depend on our ability to attract and retain qualified personnel. None of our employees is represented by a labor union and we consider our employee relations to be satisfactory.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         You should read the following discussion of our financial condition and operations in conjunction with the financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to, those described under "Risk Factors" and elsewhere in this prospectus.

Our business
------------

         American Utilicraft Corporation is a development stage, research and development company located in the Atlanta-Metropolitan area near Gwinnett County airport. We were incorporated in the State of Delaware in August of 1990. American Utilicraft was formed to conceive and implement a solution to the problem of declining capacity in the short haul (or feeder) route segments of the air cargo hub and spoke system.

         Our company's ten years of research and development has resulted in the design of a system for moving freight, which is centered around a new air vehicle specifically designed for feeder route segments, the FF-1080-200 Freight Feeder aircraft. The FF-1080 is capable of economically carrying standard industry air containers on short-to-medium range/medium density routes from feeder airports with runways as short as 3,000 feet.

         Additionally, American Utilicraft has developed an integrated air cargo information system for the freight feed market, the Express Turn-Around (ETA) electronic freight tracking system. The ETA system is fully integrated within the FF-1080-200 aircraft and can be deployed in other aircraft and trucks.

         Our company has also developed the Automated Flat Rate System (AFRS), a fully automated fuel efficiency management system for the aircraft. The AFRS system computes the most economical performance curve for each route segment based on the change in aircraft gross weight on the segment. The AFRS system reduces pilot work-load and assures that the FF-1080 is operated with the highest fuel efficiency.

         We filed patents for the FF-1080 aircraft design, and the ETA automatic freight tracking system in 1991. In 1992, the U.S. Patent Office issued two U.S. patents for our conceptual solution and intellectual property. Our company has recently filed for an additional patent for the AFRS - Automated Flat Rate System.

         During 1999, we concluded initial agreements with a number of experienced companies that provide aviation products and services needed to produce the FF-1080-200. All of the agreements are Risk Sharing arrangements that provide products and/or services at no cost or at the manufacturer's lowest direct cost for both a Pre-Production prototype aircraft and a Conformity Aircraft. The willingness of these companies to share the risk to bring the FF-1080-200 to market indicates their belief in the potential of the aircraft and their high degree of interest in participating in the program. The understandings reached with these companies have enhanced the technical capability and operational value of the FF-1080-200, as well as assured the success of the development and production program.

         Over the past three years, American Utilicraft has been involved in on-going discussions with World Business Alabama (WBA) and The Retirement Systems of Alabama (RSA), a $28 billion retirement fund for Alabama's State Business Development organization responsible for encouraging and supporting new companies that are interested in the resources available in the State.

         During early 2000, we accepted an offer from WBA and RSA to provide FF-1080-200 aircraft fleet leases financing to qualifying customers of the aircraft. We have also discussed the location of a Final Assembly facility at Huntsville, Alabama that will be leased from WBA in consideration for WBA participation in the FF-1080-200 program.

         Our current business plan is designed to expedite the certification and production of the FF-1080-200, getting the aircraft to market within the next two years. This accelerated plan will bring sales into our company faster and get us to profitability quicker.

         The current plan is to complete the detailed engineering of the FF-1080-200 Pre-Production Prototype aircraft and to construct the aircraft during the first 12 months of this plan. The FF-1080-200 Pre-Production prototype is a pre-certified, non-production aircraft that will be built under the regulations for experimental aircraft.

         Upon completion of the detailed CAD engineering of the prototype, we will initiate the FAA Certification program, which is anticipated to be completed over an 18 month period.

         Our company plans to execute FAA Part 25 Certification in two phases. Phase I will include the development of the certification plan, filing of the certification application, certification of the detailed production engineering and construction of the static test articles and the Conformity aircraft subassemblies. Phase II will include final assembly of the Conformity aircraft, initiation of limited production of Production Lot I (48 aircraft), certification flight testing and receipt of final Part 25 Aircraft /type Certification.

         With the assistance of the Risk Sharing Partners, we have developed the manufacturing plan based on standard industry practices. Our company will begin the initial production of subassemblies of Production Lot #1 during FAA certification program. We plan to begin production aircraft subassembly components upon approval of the structural design and manufacturing certification. This can be accomplished because of the Risk-Sharing Partners and because all of the systems and components of the aircraft are currently in service on other certified aircraft.

         We intend to continue our management, engineering supervision, and marketing efforts at facilities in Lawrenceville, Georgia. Our headquarters will eventually be located on the airport in Lawrenceville, where we plan to build or acquire an initial 46,000 sq. ft. hangar and office building where the prototype aircraft will be hangared and maintained. Our company also plans to build or lease (long-term) Completion and Final Delivery facilities on land currently available at Gwinnett County Airport.

         As part of a Risk Sharing arrangement, Metal Craft Technologies, Inc. will build and assemble the Forward, Center and Aft fuselage assemblies of the FF-1080 at their facilities in Cedar City, Utah. Metal Craft will provide these subassemblies for the Pre-Production Prototype, the conformity Prototype and production aircraft.

         American Utilicraft intends to perform the final assembly of the FF-1080 for the U.S. market. Final assembly will take place in our company's planned facility at the Port of Huntsville, Huntsville, Alabama. A leased facility, to be developed to our specification, is planned. It will be situated on industrial park space, with runway access, which is now available.

         A 100,000 sq. ft. hangar-like structure can support the planned production rate of eight aircraft per month or 96 aircraft per year.

         We plan to perform Aircraft Completions and Delivery at our company's Lawrenceville airport facilities. We plan to fly "green" aircraft from the Huntsville final assembly facility to Gwinnett County Airport where American Utilicraft personnel will complete the aircraft; e.g., exterior paint, cockpits and interiors, and installation of Buyer Furnished Equipment.

         The Quality Assurance flight testing program will be conducted at the Lawrenceville facility. Additionally, customer On-Site engineering employees will be housed in this facility as well as the final customer flight test and final delivery inspection personnel.

         American Utilicraft plans to finance the FF-1080-200 development program through a combination of private equity, public equity, and debt financing. The FF-1080-200 research, development and marketing efforts have been financed with private equity. To date, our company has issued approximately $6 million dollars of private equity.

Liquidity, Capital Resources and Results of Operations
------------------------------------------------------

         Costs incurred over these last ten years include approximately $2.4 million expended on research and development of our system, $1.3 million in marketing our system to others for both current and future financial support and approximately $2 million in general and administrative expenses. These and other cash costs have been financed entirely through the raising of private equity funds.

         With no product to sell, no revenue stream, no reserves, significant operating losses and a negative cash flow, our ability to continue as a going concern is in jeopardy without significant additional funding.

         Our business plan contemplates the need for approximately $90 million to conclude FAA certification and continue production beyond the first 48 aircraft. The current financing program anticipates financing a $10,000,000 Pre-Production Prototype program through a private placement of equity with an individual or group of individual investors or an investment banking organization. We then plan to capitalize the $35,000,000 Phase I: FAA Certification program through the public equity market. We are pursuing an early financing through the OTC Bulletin Board and/or with the issuance of an initial public offering on the NASDAQ Stock Market. We then plan to capitalize Phase II:
FAA Certification financing of $45,000,000 by using commercial debt financing backed by FF-1080-200 purchase agreements.

         During the second quarter of the year 2000, our company concluded an irrevocable equity line agreement with an Atlanta investment banking firm for an initial $50 million in program financing. Under the equity line, we will be able to secure funds through a series of puts of publicly registered stock to the investment company over a three-year period. It is contemplated that any additional financing that will be required beyond the initial $50 million will be secured from a combination of an additional equity line, public equity, or debt financing.

         We cannot give you any assurance that any or all of these funding events will occur. Nor can we give you any assurance that we will ever begin manufacturing airplanes on a commercially viable basis.

         We do believe, however, that through the integrity and experience of our management team, the financial strength of our risk-sharing partners, the interest of public and private funding sources in a superior product and the interest of our identified customer base in an air cargo delivery system whose time has come we will succeed not only in obtaining FAA certification, but in initializing profitable commercial production within an 18 to 24 month time period, at which point we expect to produce approximately 96 FF-1080-200's per year.

Recent Accounting pronouncements
--------------------------------

         Recent accounting pronouncements and their effect on our company are described below:

         In June 2000 and in June 1999 the FASB issued, respectively, SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133, and SFAS no. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133. The statements amend and defer, respectively, the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and are effective for fiscal years beginning after June 15, 2000.

         SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair market value. Under certain circumstances, a portion of the derivative's gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into income when the transaction affects earnings. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective, as amended by SFAS no. 137, for all fiscal quarters beginning after June 15, 2000 and requires application prospectively. Presently, our company does not use derivative instruments either in hedging activities or as investments. Accordingly, we believe that adoption of SFAS No. 133 will have no impact on our reported financial position or results of operations.

                                   PROPERTIES

         Our principal executive office is located at 300 Petty Road N.E., Suite B, Lawrenceville, Georgia 30043 in the Atlanta Metropolitan area, near Gwinnett County Airport. We have a five-year lease for 9,903 square feet of office/warehouse space for a monthly rent of $4,169. The rent will increase on the first day of each year of the lease. Our lease expires on December 31, 2003. We intend to continue to use these facilities for our management, engineering supervision, and marketing efforts until additional facilities are completed.

         We have been working very closely with the architectural firm of R.W. Armstrong on building design for our corporate headquarters, product completions facility and final assembly facility. We plan to locate our headquarters and completions facility at the Gwinnett County Airport in Lawrenceville, Georgia. We are actively negotiating with the airport and county authorities for a land lease of 11 acres for the construction of our headquarters and completions facility. Our goal is to locate the final assembly facility at the Port of Huntsville International Inter Modal Airport in Huntsville, Alabama. We are currently negotiating with the airport authority in Huntsville to secure a 50-acre building site for location of the final assembly facility.

         R.W. Armstrong has provided our company with the cost estimate for the 53,529 square foot Gwinnett headquarters and completions facility, with expandability of the completions portion to 79,000 square feet. The preliminary design and cost estimate for the final assembly facility outline a 113,520 square foot assembly building setup with add-on expandability, and the option to build a duplicate assembly facility at the same location.

         We do not have any limitations on the percentage of assets that we may invest in any type of investment.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Douglas E. Smith, a holder of 13.41% of our outstanding common stock and a warrant to purchase 150,000 shares of our common stock that become exercisable over the next two years, entered into a Lease Agreement with our company on May 11, 1998, as modified on October 1, 1999, to lease a Piper Navajo aircraft to us for a five year term. We will pay the monthly lease payments that Mr. Smith arranged with MBNA Bank to finance the leasing of the aircraft; namely, monthly payments of $1,187.29 from November 1999 through August 2000 increasing to $2,160 from September 2000 through November 2004. We pay for the insurance, the storage costs and all maintenance and inspections for the aircraft. Any equipment and modifications that we add to the aircraft will remain on the aircraft and become the property of Mr. Smith. At the end of the lease term or if we are unable or unwilling to make the lease payments for any reason, John Dupont, our President and Chief Executive Officer, has the right of first refusal to take over the lease arrangement on the terms described above. If Mr. Dupont elects to take over the lease arrangement but is unable to meet the terms of such arrangement in the future or if Mr. Dupont elects not to take over the lease arrangement, he will use his best efforts to expedite the sale of the aircraft on the open market, on terms agreeable to Mr. Smith. We issued Mr. Smith 100 shares of our common stock as consideration for entering into this lease with us.

         On July 11, 2000, we issued to Mr. Smith a three-year convertible subordinated promissory note in the principal amount of $1,000,000 and bearing interest at the rate of six percent per annum. The note was convertible into 1,000,000 shares of our common stock at a conversion price of $1.00 per share. On October 1, 2000 Mr. Smith exercised his conversion right. In connection with the note, we issued to Mr. Smith a warrant to purchase 150,000 shares of our common stock at an exercise price of $3.00 per share. The warrant vests over a two-year period and contains piggyback registration rights.

         As of September 30, 2000, we have advanced an aggregate of $183,000 to John Dupont, our President and Chief Executive Officer over the past five years. These advances bear interest at the imputed rate of eight percent per annum and are to be repaid out of 50% of the commissions Mr. Dupont earns from the sale of aircraft.

         On May 25, 2000, Mr. Dupont assigned all of his right, title and interest to our company in his invention the "Automatic Flat Rate Setting System for Freight Feeder Aircraft and Method of Setting of Engine Flat Rate." Prior to the assignment, Mr. Dupont filed an application for letters patent with the United States Patent and Trademark Office.

         In August 2000 the employment agreement with our President was amended so as to delete the provisions previously providing that intellectual property assigned by our President to our company would revert to him if his employment was terminated or if we ceased doing business. In exchange for our President giving up these rights of reversion, our company issued to him a warrant to purchase 2,000,000 shares of our common stock, and a right to three percent royalties on the gross proceeds of the first 2,000 aircraft sold.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this offering there has been no public market for our common stock. No predictions can be made regarding the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to certain contractual and legal restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price.

         Upon completion of this offering, we will have 19,108,873 shares of our common stock outstanding. The 11,200,000 shares of our common stock being sold in this offering will be freely tradable, other than by our "affiliates" as such term is defined in the Securities Act, without restriction or registration under the Securities Act. The remaining 7,908,873 shares were issued and sold by us in private transactions. The shares sold in private transactions are restricted shares and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 under the Securities Act. As of October 10, 2000, approximately 6,553,000 can be sold in accordance with Rule 144.

         In general, under Rule 144 as currently in effect, beginning 90 days after date of this prospectus, a person not deemed to be our affiliate, or a person holding restricted shares who beneficially owns shares that were not acquired from us or our affiliates within the previous year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

                  o One percent of the then outstanding shares of common stock, or
                  o The average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

         Sales under Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. However, if a person, or persons whose shares are aggregated, is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale, he or she may sell his or her restricted shares under Rule 144(k) without regard to the limitations described above if at least two years have elapsed since the later of the date the shares were acquired from us or from our affiliates. The foregoing is a summary of Rule 144 and is not intended to be a complete description of it.

         In connection with this offering, certain of the current stockholders will be subject to lock-up agreements with our company under which holders of the shares have agreed that they will not sell any common stock owned by them, other than the shares being sold by the selling stockholders identified in this prospectus for a period of 180 days from the date of this prospectus. These shareholders have also agreed that following the expiration of the 180-day period, they will not, for a period of two years following the expiration of such period, without our written consent, sell during any 90-day period a number of shares greater than 15% of the average weekly trading volume of our common stock during the four week period immediately prior to such sale.

HOLDERS

         As of October 10, 2000, there were 54 holders of record of our common stock.

DIVIDEND POLICY

         We have not declared or paid any dividends on our capital stock since inception and do not expect to pay any cash dividends for the foreseeable future. The payment of cash dividends, if any, in the future will be at the sole discretion of our Board of Directors.


                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered hereby will be passed upon for our company by Jeffers, Shaff & Falk, LLP, Irvine, California.

                                     EXPERTS

         Our consolidated financial statements at December 31, 1999 and December 31, 1998 included in this registration statement have been audited by Halt, Thrasher & Buzas, LLP, independent certified public accountants, to the extent and for the period set forth in their report, which includes an explanatory paragraph regarding our company's ability to continue as a going concern, appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                             ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to our company and our common stock, reference is made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the SEC's public reference room located at 450 Fifth Street N.W., Washington, D.C., or at the regional office of the SEC located at 7 World Trade Center, 13th Floor, New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

         Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the website of the SEC referred to above.

                         AMERICAN UTILICRAFT CORPORATION
                          (A Development Stage Company)
                              FINANCIAL STATEMENTS
                           December 31, 1998 and 1999

                                   ----------


                          INDEX TO FINANCIAL STATEMENTS

Independent auditors' report. . . . . . . . . . . . . . . . . . . .      F-2

Balance sheets . . . .. . . . . . . . . . . . . . . . . . . . . . .      F-3

Statements of operations. . . . . . . . . . . . . . . . . . . . . .      F-4

Statements of changes in stockholders equity. . . . . . . . . . . .      F-5

Statements of cash flows. . . . . . . . . . . . . . . . . . . . . .      F-7

Notes to financial statements . . . . . . . . . . . . . . . . . . .      F-8

                          Independent Auditors' Report
                          ----------------------------


Board of Directors
American Utilicraft Corporation
Lawrenceville, Georgia



         We have audited the accompanying balance sheets of American Utilicraft Corporation (the Company) as of December 31, 1998 and 1999, and the related statements of operations, changes in stockholders equity, and cash flows for the period July 17, 1990 (inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of Company management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Utilicraft Corporation as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period July 17, 1990 (inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999, in conformity with generally accepted accounting principles.

         The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred significant operating losses and negative cash flows since formation. In addition, the Company expects to fund development expenditures and incur additional losses until its operations are able to generate sufficient revenues to cover such expenditures and losses. The Company does not currently have sufficient cash reserves to cover such anticipated expenditures and cash requirements, necessitating additional capital or financing. These factors, in addition to other factors discussed in Note 4 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plan regarding these matters is discussed in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



October 5, 2000                                  /S/ HALT, THRASHER & BUZAS, LLP


                              AMERICAN UTILICRAFT CORPORATION
                               (A Development Stage Company)
                                      BALANCE SHEETS


                                          ASSETS

                                                December 31,   December 31,    June 30,
                                                   1998            1999          2000
                                                   ----            ----          ----
                                                                              (unaudited)
Current Assets:

       Cash                                     $         -    $    89,123    $   119,778
       Stock subscription receivable                  7,000        300,000              -
       Other assets                                   8,960          4,791          4,796
                                                ------------   ------------   ------------

       Total current assets                          15,960        393,914        124,574

Property and equipment, net of
  accumulated depreciation (Note 5)                  58,838        233,125        255,953
Due from officers, net of
  allowance for doubtful
  accounts  (Note 6)                                      -              -              -
                                                ------------   ------------   ------------

Total assets                                    $    74,798    $   627,039    $   380,527
                                                ============   ============   ============


                            LIABILITIES AND STOCKHOLDERS EQUITY

Current liabilities:

       Bank overdraft                           $     6,156    $         -    $         -
       Accounts payable                              96,034        179,262         50,148
                                                ------------   ------------   ------------

       Total current liabilities                    102,190        179,262         50,148

Due to stockholders (Note 7)                        903,500        903,500        903,500
Compensation payable (Note 9)                        50,000         50,000         50,000
Deferred compensation (Note 9)                            -              -         75,900
                                                ------------   ------------   ------------

       Total liabilities                          1,055,690      1,132,762      1,079,548
                                                ------------   ------------   ------------

Commitments and contingencies (Note 9)                    -              -              -

Stockholders equity (Notes 8, 9 and 11):

       Common stock, par value $.00001
         per share; 24,000,000 shares
         authorized; 9,879,660 issued
         and outstanding                                 72             90             99
       Additional paid in capital                 3,330,025      4,967,611      5,734,997
       Deficit accumulated during
         the development stage                   (4,310,989)    (5,473,424)    (6,434,117)
                                                ------------   ------------   ------------

       Total stockholders equity                   (980,892)      (505,723)      (699,021)
                                                ------------   ------------   ------------

Total liabilities and stockholders
  equity                                        $    74,798    $   627,039    $   380,527
                                                ============   ============   ============

                            See notes to financial statements.


                                        AMERICAN UTILICRAFT CORPORATION
                                         (A Development Stage Company)
                                           STATEMENTS OF OPERATIONS

                                        For the         For the     July 17,1990     For the      July 17,1990
                                       year ended      year ended  (inception) to  period ended  (inception) to
                                      December 31,    December 31,   December 31,     June 30,      June 30,
                                          1998            1999           1999          2000           2000
                                       -----------    -----------    -----------    -----------    -----------
                                                                                    (unaudited)    (unaudited)
Expenses:

     Research and development         $  402,629     $  461,647     $1,921,558     $  470,040     $2,391,598
     General and administrative          319,426        442,642      1,991,039        321,068      2,312,107
     Marketing                           181,517        200,199      1,164,406        153,256      1,317,662
                                      -----------    -----------    -----------    -----------    -----------

     Loss from operations                903,572      1,104,488      5,077,003        944,364      6,021,367
                                      -----------    -----------    -----------    -----------    -----------

Other income (expense):

     Interest income                       9,775         14,333         45,817         19,811         65,628
     Interest expense                     72,280         72,280        442,238         36,140        478,378
                                      -----------    -----------    -----------    -----------    -----------

     Total other expense                  62,505         57,947        396,421         16,329        412,750
                                      -----------    -----------    -----------    -----------    -----------

Net loss                              $  966,077     $1,162,435     $5,473,424     $  960,693     $6,434,117
                                      ===========    ===========    ===========    ===========    ===========


Basic and diluted loss per share      $     0.12     $     0.13     $     0.63     $     0.10     $     0.66
                                      ===========    ===========    ===========    ===========    ===========

Weighted average number of shares
 outstanding                           7,866,702      8,706,873      8,706,873      9,798,017      9,798,017
                                      ===========    ===========    ===========    ===========    ===========

                                      See notes to financial statements.


                                             AMERICAN UTILICRAFT CORPORATION
                                              (A Development Stage Company)

                                       STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY
                                     For the years ended December 31, 1998 and 1999
                                   and the six months ended June 30, 2000 (Unaudited)

                                               COMMON STOCK
                                     ------------------------------                        DEFICIT ACCUMULATED
                                       ISSUED AND                           ADDITIONAL          DURING THE
                                       OUTSTANDING       $.00001              PAID-IN          DEVELOPMENT
                                         SHARES         PAR VALUE             CAPITAL              STAGE             TOTAL
                                     -------------    -------------        -------------      -------------      -------------
Issuance of founders stock              2,566,596     $         26         $          -       $          -       $         26

Sale of common stock                    2,624,280               26            1,384,799                  -          1,384,825

Issuance of warrants for
deferred compensation (Note 9)                  -                -              711,396                  -            711,396

Issuance of common stock
for loan interest (Note 7)              1,629,060               16              297,662                  -            297,678

Net loss                                        -                -                    -         (3,344,912)        (3,344,912)
                                     -------------    -------------        -------------      -------------      -------------

Balance, December 31,1997               6,819,936               68            2,393,856         (3,344,912)          (950,987)

Sale of common stock
      March 17, 1998                       29,184                1               99,999                  -            100,000
      Various dates                        37,050                0               62,500                  -             62,500
      Various dates                        82,235                1              141,999                  -            142,000
      Various dates                        35,021                0               60,000                  -             60,000
      June 16, 1998                        21,432                0               37,000                  -             37,000
      Various dates                        23,712                0              100,000                  -            100,000
      Various dates                        14,364                0               24,800                  -             24,800
      July 29, 1998                           748                0                1,000                  -              1,000
      October 5, 1998                      27,027                1               34,999                  -             35,000
      October 13, 1998                      9,261                0               16,000                  -             16,000
      October 23, 1998                     12,462                0               21,500                  -             21,500
      December 18, 1998                     4,341                0                7,500                  -              7,500
      December 21, 1998                     6,658                0               11,500                  -             11,500
      December 23, 1998                     1,446                0                2,500                  -              2,500

Issuance of additional
founders stock                            112,632                1                    -                  -                  1

Issuance of warrants for
deferred compensation (Note 9)                  -                -              242,591                  -            242,591

Issuance of common stock
for loan interest (Note 7)                      -                -               72,280                  -             72,280

Net loss                                        -                -                    -           (966,077)          (966,077)
                                     -------------    -------------        -------------      -------------      -------------

Balance, December 31,1998               7,237,509               72            3,330,025         (4,310,989)          (980,892)

                                                      F-5

                                             AMERICAN UTILICRAFT CORPORATION
                                              (A Development Stage Company)

                                       STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY
                                     For the years ended December 31, 1998 and 1999
                                   and the six months ended June 30, 2000 (Unaudited)
                                                     (continued)

                                               COMMON STOCK
                                     ------------------------------                        DEFICIT ACCUMULATED
                                       ISSUED AND                           ADDITIONAL          DURING THE
                                       OUTSTANDING       $.00001              PAID-IN          DEVELOPMENT
                                         SHARES         PAR VALUE             CAPITAL              STAGE             TOTAL
                                     -------------    -------------        -------------      -------------      -------------
Sale of common stock
      Various dates                        22,586                0               97,500                  -             97,500
      January 5, 1999                       2,777                0               12,000                  -             12,000
      Various dates                         9,845                0               17,000                  -             17,000
      January 22, 1999                      1,446                0                2,500                  -              2,500
      January 22, 1999                      8,974                0               23,000                  -             23,000
      February 3, 1999                      1,856                0                8,000                  -              8,000
      Various dates                        22,526                0               19,000                  -             19,000
      February 16, 1999                     1,423                0                6,000                  -              6,000
      March 23, 1999                        2,075                0                3,500                  -              3,500
      Various dates                       155,040                2              149,998                  -            150,000
      May 11, 1999                         38,760                1               99,999                  -            100,000
      Various dates                       921,120                9            1,009,991                  -          1,010,000

Issuance of additional
founders stock                            562,932                6                    -                  -                  6

Issuance of warrants for
deferred compensation (Note 9)                  -                -              116,818                  -            116,818

Issuance of common stock
for loan interest (Note 7)                      -                -               72,280                  -             72,280

Net loss                                        -                -                    -         (1,162,435)        (1,162,435)
                                     -------------    -------------        -------------      -------------      -------------

Balance, December 31,1999               8,988,868               90            4,967,611         (5,473,424)          (505,723)

Sale of common stock
      February 22, 2000                    61,733                1              124,999                  -            125,000
      February 22, 2000                    49,385                0              125,000                  -            125,000
      February 25, 2000                    24,692                0               25,000                  -             25,000
      February 25, 2000                   180,850                2              306,248                  -            306,250
      February 29, 2000                    49,385                1               99,999                  -            100,000
      Various dates                        29,531                0               50,000                  -             50,000

Issuance of additional
founders stock                            495,216                5                    -                  -                  5

Issuance of common stock
for loan interest (Note 7)                      -                -               36,140                  -             36,140

Net loss                                        -                -                    -           (960,693)          (960,693)
                                     -------------    -------------        -------------      -------------      -------------

Balance, June 30, 2000                  9,879,660     $         99         $  5,734,997       $ (6,434,117)      $   (699,021)
                                     =============    =============        =============      =============      =============

                                           See notes to financial statements.


                                             AMERICAN UTILICRAFT CORPORATION
                                              (A Development Stage Company)
                                                STATEMENTS OF CASH FLOWS

                                              For the          For the        July 17,1990       For the        July 17,1990
                                             year ended       year ended    (inception) to     period ended    (inception)to
                                            December 31,     December 31,     December 31,       June 30,          June 30,
                                                1998             1999             1999             2000              2000
                                            ------------     ------------     ------------     ------------     ------------
                                                                                                (unaudited)      (unaudited)
Cash flows from operating activities:
     Net loss                               $  (966,077)     $(1,162,435)     $(5,473,424)     $  (960,693)     $(6,434,117)
                                            ------------     ------------     ------------     ------------     ------------

     Adjustments to reconcile net loss
        to net cash used in operating
        activities:

     Additional paid in capital                 314,872          189,104        1,513,050           36,145        1,549,195
     Depreciation and amortization               25,495           42,296           83,833           46,445          130,278
     Loss on disposal of assets                       -            1,166           29,878                -           29,878
     Allowance for bad debts                     22,875           95,633          234,141           46,811          280,952

     Changes in assets and liabilities:
     Increase in compensation
      payable                                         -                -           50,000                -           50,000
     Decrease(increase) in other
      assets                                     (8,960)           4,169           (4,791)              (5)          (4,796)
     Increase(decrease) in bank
      overdraft                                   6,156           (6,156)               -                -                -
     Increase (decrease) in accounts
      payable                                   (20,752)          83,228          179,262         (129,114)          50,148
     Increase in deferred
      compensation                                    -                -                -           75,900           75,900
                                            ------------     ------------     ------------     ------------     ------------

     Total adjustments                          339,686          409,440        2,085,373           76,182        2,161,555
                                            ------------     ------------     ------------     ------------     ------------

Net cash used in operating
 activities                                    (626,391)        (752,995)      (3,388,051)        (884,511)      (4,272,562)
                                            ------------     ------------     ------------     ------------     ------------

Cash flows from investing activities:
     Purchase of equipment                      (41,790)        (217,749)        (346,836)         (69,273)        (416,109)
     Loans to officers                          (17,875)         (95,633)        (234,141)         (46,811)        (280,952)
                                            ------------     ------------     ------------     ------------     ------------

Net cash used in investing
     activities                                 (59,665)        (313,382)        (580,977)        (116,084)        (697,061)
                                            ------------     ------------     ------------     ------------     ------------

Cash flows from financing activities:
     Proceeds from issuance of
      common stock                              666,300        1,155,500        3,154,651        1,031,250        4,185,901
     Loans from stockholders                          -                -          903,500                -          903,500
                                            ------------     ------------     ------------     ------------     ------------

Net cash provided by financing
 activities                                     666,300        1,155,500        4,058,151        1,031,250        5,089,401
                                            ------------     ------------     ------------     ------------     ------------

Net (decrease) increase in cash                 (19,756)          89,123           89,123           30,655          119,778

Cash, beginning of period                        19,756                -                -           89,123                -
                                            ------------     ------------     ------------     ------------     ------------

Cash, end of period                         $         -      $    89,123      $    89,123      $   119,778      $   119,778
                                            ============     ============     ============     ============     ============

                                           See notes to financial statements.

                         AMERICAN UTILICRAFT CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998 and 1999
                            June 30, 2000 (unaudited)


1. Description of the Company

         American Utilicraft Corporation (the Company) was incorporated in the State of Delaware in August of 1990. The Company was formed to conceive and implement a solution to the problem of declining capacity in the short haul (or feeder) route segments of the air cargo hub and spoke system.

         The Company's ten years of research and development have resulted in the design of a system for moving freight, which is centered around a new air vehicle specifically designed for feeder route segments. The FF-1080-200 is capable of economically carrying standard industry air containers on short-to-medium range/medium density routes from feeder airports with runways as short as 3,000 feet.

         Additionally, the Company has developed an integrated air cargo information system for the freight feeder market, the Express Turn-Around (ETA) electronic freight tracking system. The ETA system is fully integrated within the FF-1080-200 aircraft and can be deployed in other aircraft and trucks.

         The Company has also developed the Automated Flat Rate System (AFRS), a fully automated fuel efficiency management system for the aircraft. The AFRS system computes the most economical performance curve for each route segment based on the change in aircraft gross weight on the segment. The AFRS system reduces pilot work-load and assures that the FF-1080-200 is operated with the highest fuel efficiency.

         The Company's current business plan is designed to expedite the certification and production of the FF-1080-200, getting the aircraft to market within the next two years. This accelerated plan will bring sales into the Company faster and get the Company to profitability quicker.

                         AMERICAN UTILICRAFT CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998 and 1999
                            June 30, 2000 (Unaudited)


         The accompanying financial statements include the financial positions, results of operations and cash flows of the Company. To this point, the Company has not generated revenue from its operations, and a majority of its activities have been devoted to developing its product and starting production. Accordingly, the Company's activities have been accounted for as those of a "development stage enterprise" as set forth in Statement of Financial Accounting Standards (SFAS) No. 7.

2. Summary of significant accounting policies

         Use of estimates
         ----------------

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Bad debts
         ---------

         The Company reserves against potentially uncollectible accounts.

         Income taxes
         ------------

         Deferred income taxes are provided in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided where the likelihood of realizing the tax benefit of a deferred tax asset cannot be determined as more likely than not. Deferred tax assets and liabilities are classified as current or noncurrent based on the classification of the related asset or liability for financial reporting purposes, or based on the expected reversal date for deferred taxes that are not related to an asset or liability.

                         AMERICAN UTILICRAFT CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998 and 1999
                            June 30, 2000 (Unaudited)


         Property and equipment
         ----------------------

         Property and equipment are reflected in the financial statements at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using straight-line and accelerated methods with leasehold improvements being depreciated over 40 years and vehicles, furniture, software and equipment being depreciated and amortized over 3 to 10 years.

         Maintenance and repairs are charged to operations when incurred. Improvements and repairs which extend the life or increase the value of property and equipment are capitalized. When property and equipment are sold or otherwise disposed of, the asset and related accumulated depreciation accounts are relieved, and any gain or loss is included in other income (expense) in the year the disposal occurs.

         Research and development costs
         ------------------------------

         According to SFAS No. 2, ACCOUNTING FOR RESEARCH AND DEVELOPMENT COSTS, all companies are required to expense research and development costs, including those in the development stage. The Company expensed such costs of $402,629, $461,647 and $470,040 in 1998, 1999 and for the period ended June 30, 2000 respectively, and has expensed $2,391,598 from inception through December 31, 1999.

         Interim financial statements
         ----------------------------

         The accompanying interim financial statements for the period ended June 30, 2000 are unaudited but, in the opinion of management, reflect all adjustments (consisting primarily of normal recurring adjustments) necessary for a fair presentation of the results of the period presented. The results of the period ended June 30, 2000 are not necessarily indicative of the results to be obtained for the full fiscal year.

                         AMERICAN UTILICRAFT CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998 and 1999
                            June 30, 2000 (Unaudited)


         Net loss per share
         ------------------

         Net loss per share is based on the weighted average number of shares of common stock outstanding during each period, after giving effect to the recapitalization and stock split described in Note 8. There is no difference between basic and diluted loss per share since the Company is in a loss position.

         Recent accounting pronouncements
         --------------------------------

         In June 2000 and in June 1999 the FASB issued, respectively, SFAS No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES - AN AMENDMENT OF FASB STATEMENT NO. 133, and SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133. The statements amend and defer, respectively, the provisions of SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, and are effective for fiscal years beginning after June 15, 2000.

         SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair market value. Under certain circumstances, a portion of the derivative's gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into income when the transaction affects earnings. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective, as amended by SFAS No. 137, for all fiscal quarters beginning after June 15, 2000 and requires application prospectively. Presently, the Company does not use derivative instruments either in hedging activities or as investments. Accordingly, the Company believes that adoption of SFAS No. 133 will have no impact on its reported financial position or results of operations.

                         AMERICAN UTILICRAFT CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998 and 1999
                            June 30, 2000 (Unaudited)


3. Development stage operations

         The Company is in the development stage. The Company commenced its current operations in 1990, and its activities have been primarily directed to research and development of its technologies and administrative activities. The Company has experienced in the past and may experience in the future many of the problems, delays and expenses encountered by early stage businesses, some of which are beyond the Company's control. These inherent risks include, but are not limited to, delays in testing and development of its new products, unexpected high manufacturing and marketing costs, uncertain market acceptance, limited capital and other unforeseen difficulties. The Company believes it has properly identified the risks in the environment it which it operates and plans to implement strategies to effectively reduce the financial impact of these risks.

4. Going concern

         The financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company incurred a net loss of $966,077, $1,162,435 and $960,693 in 1998, 1999 and for the six months ended June 30, 2000, respectively, and has incurred losses since formation, resulting in an accumulated deficit of $5,473,424 and $6,434,117 as of December 31, 1999 and June 30, 2000,
respectively. For the periods ended December 31, 1999 and June 30, 2000, respectively, the Company also generated negative cash flow from operations of $752,995 and $884,511. Such losses and negative cash flow have resulted primarily from significant costs associated with the development of the Company's products and marketing of these products. The Company expects to incur additional operating losses and negative cash flow in the future unless and until it is able to generate operating revenues sufficient to support expenditures. There is no assurance that sales of the Company's products will ever generate sufficient revenues to fund its continuing operations, that the Company will generate positive cash flow from operations or that the Company will attain and thereafter sustain profitability in any future period.

                         AMERICAN UTILICRAFT CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998 and 1999
                            June 30, 2000 (Unaudited)


         According to the Company's long-term business plan, management anticipates the Company's cash requirements for the next twelve months may be satisfied from the proceeds of the Investment Agreement (see Note 9 - Investment Agreement.) The Company anticipates its future cash requirements may be satisfied by product sales, the sales of additional equity securities, debt financing and/or the sale or licensing of certain of the Company's technologies. However, the Company does not have any binding commitment with regard to additional funds, and there can be no assurance that any funds required would be generated from operations or from the aforementioned sources. The lack of additional capital could force the Company to substantially curtail or cease operations and would therefore have a material adverse effect on the Company's business. Further, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significantly dilutive effect on existing shareholders of the Company. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

5. Property and equipment

         The following summarizes property and equipment:

                                          1998           1999       June 30,2000
                                          ----           ----       ------------
                                                                    (unaudited)

Computer equipment                      $ 98,925       $183,206       $203,446
Equipment                                  4,250         23,746         60,665
Furniture                                      -         32,509         32,509
Leasehold improvements                         -         77,497         89,611
                                        ---------      ---------      ---------

      Total cost                         103,175        316,958        386,231

Accumulated depreciation
      and amortization                  $ 44,337         83,833        130,278
                                        ---------      ---------      ---------

Net property and equipment              $ 58,838       $233,125       $255,953
                                        =========      =========      =========


         Depreciation and amortization expense of property and equipment for the year ended December 31, 1998 and 1999 and for the period ended June 30, 2000 was $25,495, $42,296 and $46,445, respectively.

                         AMERICAN UTILICRAFT CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998 and 1999
                            June 30, 2000 (Unaudited)


6. Due from officers

         Since 1993 the Company has, from time to time, advanced funds to its President, such amounts aggregating $182,899 through December 31, 1999. Interest, imputed at an annual rate of 8%, has been accrued on these lendings, such interest expense amounting to $9,775, $14,333 and $19,811 for 1998, 1999 and for the period ended June 30, 2000, respectively.

         The Company also advanced $5,425 to another officer during this same period.

         By verbal agreement between the parties, these amounts will be later repaid out of bonus commissions otherwise due on future aircraft sales. Because there is substantial doubt about the Company's ability to generate such future sales, all amounts due from officers have been fully reserved. Such amounts, and the equal reserve amount, were $138,508, $234,141 and $280,952 as of December 31, 1998, December 31, 1999 and June 30, 2000, respectively.

7. Due to stockholders

         Between the years 1992 and 1996, the Company entered into various memorandums of understanding (MOU's) by which $903,500 in aggregate funds were accepted in exchange for written promises to repay such amounts. Either explicitly or constructively, these MOU's bear interest, and an annual rate of 8% has been applied. Concurrent with the signing of the MOU's, the Company issued, in the aggregate, 1,629,060 shares of common stock intended to represent the interest associated with these monies.

         On approximately October 1, 2000 the Company proferred certain common stock warrants as a settlement of the promises to repay (see Note 11).

         Interest expense associated with these monies amounted to $72,280 in 1998 and $72,280 in 1999. Since the market value of the common stock issued for interest was de minimus during the period 1992 to 1996, these shares of common stock have been assigned a value equal to calculated interest expense.

                         AMERICAN UTILICRAFT CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998 and 1999
                            June 30, 2000 (Unaudited)


8. Stock split and authorized shares

         On April 24, 2000 the company amended its corporate charter so as to increase the number of authorized shares of common stock from 10,000 to 20,000. On May 24, 2000 the Company again amended its corporate charter to further increase the number of authorized shares of common stock from 20,000 to 24,000,000. Par value of the common stock was unchanged at $.00001 per share. On May 24, 2000 the Company also effected a 456:1 stock split. The financial statements reflect the stock split for all periods presented.

9. Commitments and contingencies

         Investment agreement
         --------------------

         Pursuant to certain agreements made in May 2000 between the Company and Swartz Private Equity, LLC (Swartz), the Company may issue an undetermined number of shares of its common stock, plus common stock warrants (purchase warrants) for additional shares of common stock equal to 10% of common stock thus issued pursuant to this agreement, in exchange for up to $50 million from Swartz. As an additional inducement to Swartz, the Company has also provided Swartz a warrant to purchase up to 500,000 shares of its common stock at an initial price of $1 per share (the commitment warrant).

         Shares of common stock, and accompanying purchase warrants, will be issued to Swartz via Puts (contracts issued at the Company's option, requiring Swartz to purchase the securities described). No Puts will be exercised until such time as the Securities and Exchange Commission (SEC) has declared effective the Company's registration statement with the SEC (effective date) (see Note 11, stock offering) and the Company's common stock has been listed for and is actively trading on a national exchange. The Company shall have until May 24, 2001 to have its registration statement declared effective, or this investment agreement will terminate. No Puts will be exercised after the date that is three years after the effective date.

                         AMERICAN UTILICRAFT CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998 and 1999
                            June 30, 2000 (Unaudited)


         Each Put shall specify the number of shares of common stock being offered and the sale price per share. Although the Puts will specify the number of shares being offered, Swartz can opt to buy fewer shares if to do otherwise would result in Swartz owning more than certain agreed upon amounts (generally, 9.99% of total common stock outstanding, computed on a fully diluted basis). The parties agree that the sale price per share will generally be calculated at 91% of market price. Should such sales occur, the discount in sale price will be accounted for as a deemed dividend to Swartz.

         The parties further agree that Puts with at least $1 million total value must be offered each six month period, or a non-usage fee of $100,000, or less, will be paid by the Company.

         Purchase warrants shall be exercisable for a period of five years from date of issuance with an initial exercise price of 110% of then-market price, with periodic adjustments for changes in market price.

         The commitment warrant shall also be exercisable for a five year period; that five year period shall begin May 3, 2000 as to 400,000 shares, and at the earlier of the effective date or October 14, 2000 for the remaining 100,000 shares. The initial exercise price of $1 per share may be periodically lowered commensurate with declines in market price.

         In addition to the purchase warrants and commitment warrant described above, the Company may also provide additional warrants to Swartz in order to ensure that the sum of the number of shares of common stock represented by the commitment warrant plus any additional warrants shall always equal at least four percent of total common stock outstanding, computed on a fully diluted basis. The additional warrants will be issued at the earlier of the first Put notice or April 14, 2001. The additional warrants shall also be exercisable for a five year period, and shall have an initial exercise price of $1 per share, which can also be periodically lowered commensurate with declines in market price.

                         AMERICAN UTILICRAFT CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998 and 1999
                            June 30, 2000 (Unaudited)


         The Company has agreed to reserve, on a best efforts basis, 10 million of its authorized 24 million shares of common stock for issuance to Swartz relative to the Put and warrant agreements herein described. The Company has also agreed to provide Swartz a right of first refusal for any common stock otherwise offered for sale pursuant to any private capital raising transactions. This right of first refusal shall exist from May 2000 until four years after the effective date.

         Operating leases
         ----------------

         In October 1998 the Company entered into a lease agreement for new office/warehouse space in Lawrenceville, Georgia. During 2000 all remaining obligations associated with the Company's former office space were satisfied. The new office/warehouse space was occupied January 1999.

         The lease agreement for the new space expires December 31, 2003. Aggregate annual minimum lease commitments in future years are as follows:

                    2000                             $        50,028
                    2001                                      51,012
                    2002                                      52,008
                    2003                                      52,990
                                                     ----------------

                    Total                            $       206,038
                                                     ================

         Office rental expense for 1998, 1999 and the period ended June 30, 2000 was $44,906, $56,761 and $25,506, respectively.

         In October 1999 the company entered into a lease agreement with one of its stockholders for use of a plane. The lease agreement runs through October 2004, and requires monthly payments of $1,187 through August 2000, and $2,160 thereafter. Future annual minimum lease commitments are as follows:

                         AMERICAN UTILICRAFT CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998 and 1999
                            June 30, 2000 (Unaudited)


                    2000                             $        18,136
                    2001                                      25,920
                    2002                                      25,920
                    2003                                      25,920
                    2004                                      21,600
                                                     ----------------

                    Total                            $       117,496
                                                     ================

         Plane rental expense for 1999 and the period ended June 30, 2000 was $1,187 and $7,124 respectively.

         Employment agreements
         ---------------------

         The Company has entered into employment agreements with various of its officers. All agreements provide that salaries will be paid on a best efforts basis only, until such time as major financing (defined generally as the receipt of debt or equity funding of at least $20 million) is achieved. All agreements also provide for varying commissions for airplane sales.

         One such agreement, expiring February 28, 2005, provides that in the event of termination by the Company, for other than cause, the employee shall be provided with a lump-sum payment of $480,000. In the event of a significant change in control of the Company (defined, generally, as ownership of 20% or more of outstanding common stock by a single person, or a majority of the board of directors being persons not on the board as of February 28, 1991) the same lump-sum payment shall also be due if the officer's position is downgraded and the officer resigns rather than accept the downgraded position. The agreement provides for annual salary amounts of $24,000, $38,000 or $48,000 dependent upon the Company's operational status with respect to airplane production.

                         AMERICAN UTILICRAFT CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998 and 1999
                            June 30, 2000 (Unaudited)


         In the event of a major financing, an employment agreement with the Company's President, expiring February 28, 2005, and as amended by an amendment to the employment agreement proferred to the employee approximately October 1, 2000, but not yet executed, specifies that up to $500,000 of such funds shall be lent to the President in the form of a non-interest bearing loan to be later repaid out of bonus commissions otherwise due on future aircraft sales. In the event of a major financing, the employment agreement also specifies that in the event of termination by the Company for other than cause the President shall be provided with a lump-sum payment of $2,500,000, plus ten times five years' worth of bonus commissions prior earned, or projected to be earned, on aircraft sales. In the event of a significant change in control of the Company, subsequent to a major financing, the same lump-sum payment shall also be due if the President's position is downgraded and the President resigns rather than accept the downgraded position, or if the President is terminated by the Company. The agreement provides for annual salary amounts as $200,000, or $250,000 upon the Company having become a reporting company under the Exchange Act of 1934.

         Also in the event of a major financing, the employment agreement with another officer, expiring February 28, 2005, and as amended by an amendment to the employment agreement proferred to the employee approximately October 1, 2000, but not yet executed, provides that in the event of termination by the Company for other than cause the employee shall be provided with a lump-sum payment ranging from $250,000 to $350,000, dependent upon the Company having become a reporting company under the Exchange Act of 1934 at the point of termination. In the event of a significant change in control of the Company, subsequent to a major financing, the agreement provides that in the event of termination by the Company for other than cause the lump-sum payment shall instead range from $1,250,000 to $1,750,000. The agreement provides for annual salary amounts of $125,000, or $175,000 upon the Company having become a reporting company under the Exchange Act of 1934.

                         AMERICAN UTILICRAFT CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998 and 1999
                            June 30, 2000 (Unaudited)


         On July 15, 2000 additional employment agreements were entered into with two additional officers. Both agreements expire July 15, 2003. One agreement has been amended by an amendment to the employment agreement proferred to the employee approximately October 1, 2000, but not yet executed. Both agreements provide that in the event of major financing and in the event of termination by the Company for other than cause, the employee shall be provided with lump-sum payments ranging from $200,000 to $250,000, and $160,000 to $250,000, respectively, dependent, respectively, upon the Company having become a reporting company under the Exchange Act of 1934 or upon the Company's operational status with respect to aircraft production at the point of termination. Both agreements further provide that in the event of a significant change in control of the Company, subsequent to a major financing, lump-sum payments of $1,000,000 to $1,250,000, and $800,000 to $1,250,000, respectively, dependent, respectively, upon the Company having become a reporting company under the Exchange Act of 1934 or upon operational status, shall be provided if the employee's position is downgraded and the employee resigns rather than accept the downgraded position, or if the employee is terminated by the Company for other than cause. The agreements provide for annual salary amounts of $100,000 (or $125,000 upon the Company having become a reporting company under the Exchange Act of 1934) and $80,000, $100,000 or $125,000 dependent upon the Company's operational status, respectively.

         Deferred compensation
         ---------------------

         Per agreement between the Company and certain of its officers and employees, payment for compensation for past services has been deferred to a future date. Principal amounts due as of December 31, 1998 were $953,988. Principal amounts due as of December 31, 1999 were $1,070,812; however, these amounts were subsequently converted to stock warrants (see Note 11).

                         AMERICAN UTILICRAFT CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998 and 1999
                            June 30, 2000 (Unaudited)


         Due to former officer
         ---------------------

         On August 28, 2000 a stockholder, and former officer, asserted a claim of $315,850 for deferred compensation due. Company management believes no more than $50,000 is owed, and has offered to settle for that amount with the proferring of a stock warrant on approximately October 1, 2000. The warrant would provide the stockholder the right to purchase 50,000 shares of the Company's stock at $3 per share. Since the market value of the warrant is de minimus in amount, the liability has been left unchanged from the $50,000 value recorded in the financial statements during the period ended December 31, 1997.

         The stockholder has indicated he will take his claim for $315,850 to arbitration. Management intends to contest any such claim vigorously. Should the stockholder prevail, an award could include a significant interest component. Because of the uncertainty as to whether this matter will be litigated, and the uncertainty as to any amounts beyond the proferred warrant that might be paid, no loss provision or other adjustment for amounts in excess of the $50,000 have been made to the Company's financial statements.

10. Income Taxes


         The tax effect of the temporary differences that give rise to significant portions of deferred tax assets at December 31, 1998 and 1999 are summarized as follows:

                                                     1998                1999
                                                 ------------       ------------

Research and development costs                   $   496,370        $   653,330
Start-up and organizational costs                    625,115            825,136
Accrued compensation expense                         324,356            364,076
                                                 ------------       ------------

     Total deferred tax assets                     1,445,841          1,842,542
Less: valuation allowance                         (1,445,841)        (1,842,542)
                                                 ------------       ------------

     Net deferred tax assets                     $        -         $        -
                                                 ===========        ===========

                         AMERICAN UTILICRAFT CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998 and 1999
                            June 30, 2000 (Unaudited)


11. Subsequent events

         Stock offering
         --------------

         The Board of Directors has approved the filing of a registration statement with the SEC for sale of an undetermined number of shares of common stock at a price to be determined upon the effectiveness of the registration statement.

         Preferred stock
         ---------------

         In September 2000 the Company amended its corporate charter so as to increase the number of authorized shares of common stock from 24,000,000 to 35,000,000, with par value unchanged at $.00001. Simultaneously, the Company authorized 7,500,000 shares of preferred stock, par value $.00001 per share, with preferences to be determined at the time of issuance.

         In September 2000 the Company authorized the issuance of Series A Preferred Stock. The preferred stock is identical in all respects to the Company's common stock, except for associated voting rights, which are in a ratio of 10:1 versus the voting rights of common. The preferred stock is convertible upon request to common on a one-to-one basis. In the event of certification of the Company's airplane by the Federal Aviation Administration such exchange will occur automatically.

         The Company has authorized 1,970,787 shares of the preferred stock. Management intends to issue these shares to the Company's President and another officer in exchange for common stock otherwise held by them.

         Convertible subordinated debt
         -----------------------------

         In July 2000 a stockholder agreed to advance $1,000,000 to the Company in exchange for a convertible subordinated debenture and a warrant to purchase 150,000 shares of the Company's common stock.

                         AMERICAN UTILICRAFT CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998 and 1999
                            June 30, 2000 (Unaudited)


         The debenture bears interest at an annual rate of 6%, with principal and accrued interest due in July 2003. Upon repayment, whether at maturity or earlier, the Company shall pay a premium of $300,000 in addition to amounts otherwise due. At the stockholder's option, some or all of the principal balance may be converted to shares of common stock at a conversion price of the lesser of $3 per share or 80% of the then-market value, but subject to a floor of $1 per share.

         The warrant to purchase 150,000 shares of common stock vests immediately and expires after three years. The exercise price is $1 per share, which may be later adjusted pursuant to an antidilution clause, and which may also be beneficially adjusted for otherwise reductions in market value of the stock. In the event that the warrant is partially or wholly exercised, the stockholder agrees to restrict sales of the common stock thus received to 15% or less of otherwise trading volume in any 90 day period. The market value of the warrants will be recorded as additional interest expense.

         Stock warrants
         --------------

         In August 2000 the employment agreement with the Company's President was amended so as to delete the provision previously providing that intellectual property assigned by the President to the Company would revert to the President if the President was terminated or if the Company ceased doing business. In exchange for the President giving up these rights of reversion, the Company provided the President with a warrant to purchase 2,000,000 shares of the Company's common stock (see below), and a right to 3% royalties on the gross proceeds of the first 2,000 aircraft sold.

         On approximately October 1, 2000 the Company proferred to certain of its stockholders common stock warrants in settlement of amounts otherwise due pursuant to certain MOU's (see Note 7.) Management expects that all proferred warrants will be duly accepted.

                         AMERICAN UTILICRAFT CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998 and 1999
                            June 30, 2000 (Unaudited)


         In total, the warrants provide the right for the holders to purchase 307,333 shares of the Company's common stock at an exercise price of $3 per share. The exercise price may be later adjusted pursuant to an antidilution clause. The holders' right to exercise the warrants shall vest as to half of the warrant shares after one year, with vesting in the remaining shares occurring after two years. The warrants shall expire after three years.

         In the event that the warrants are exercised, the holders agree to restrict their sales of common stock thus received to 15% or less of otherwise trading volume in any 90 day period.

         Also on approximately October 1, 2000 the Company proferred to certain of its stockholders common stock warrants in settlement of amounts otherwise due pursuant to deferred compensation agreements (see Note 9). The effective conversion date would be December 31, 1999. Management expects that all proferred warrants will be duly accepted. Accordingly, the conversion of deferred compensation to common stock warrants has been retroactively applied. Since the market value of the common stock warrants is de minimus in amount, the warrants have been assigned a value equal to the deferred compensation foregone. Deferred compensation expense is recorded in the year incurred.

         In total, the warrants provide the right for the holders to purchase 1,070,812 shares of the Company's common stock at an exercise price of $3 per share, with exercise price adjustment provisions, vesting provisions and sales restrictions identical to the warrants described above.

         Also on approximately October 1, 2000 the Company proferred to certain of its stockholders common stock warrants providing the right for the holders to purchase 1,385,120 shares of the Company's stock at an exercise price of $3 per share, with exercise price adjustment provisions, vesting provisions and sales restrictions identical to the warrants described above.

                         AMERICAN UTILICRAFT CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1998 and 1999
                            June 30, 2000 (Unaudited)


         Also on approximately October 1, 2000 the Company proferred to its President a common stock warrant providing the right to purchase 2,000,000 shares of the Company's stock at an exercise price of $5 per share, with exercise price adjustment provisions, vesting provisions and sales restrictions identical to the warrants described above.

================================================================================


    YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU INFORMATION DIFFERENT THAN THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE, REGARDLESS OF THE TIME YOU RECEIVE THIS PROSPECTUS.

                                ----------------

                                TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
          Prospectus Summary....................................       1
          Risk Factors..........................................       3
          Use of Proceeds.......................................       7
          Determination of Offering Price.......................       7
          Selling Stockholders..................................       8
          Plan of Distribution..................................      11
          Legal Proceedings.....................................      11
          Management............................................      12
          Description of Securities.............................      18
          Business..............................................      22
          Management's Discussion and Analysis of Financial
             Condition and Results of Operations................      29
          Certain Relationships and Related Transactions........      31
          Shares Eligible for Future Sale.......................      33
          Dividend Policy.......................................      33
          Legal Matters.........................................      33
          Experts...............................................      34
          Additional Information................................      34
          Index to Financial Statements.........................     F-1

                                ----------------

    UNTIL    , 2000, ALL DEALERS THAT EFFECT TRANSACTIONS IN THE COMMON STOCK,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS NOT IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                11,200,000 SHARES


                         AMERICAN UTILICRAFT CORPORATION


                                  COMMON STOCK


                                 ---------------
                                   PROSPECTUS
                                 ---------------


                                October 10, 2000

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit is obtained. Article X of our amended Certificate of Incorporation includes the following language limiting the liability of, and providing indemnification for, directors:

         "No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director (i) for any breach of his or her duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit."

         Additionally, our Bylaws provide that we will indemnify each of our directors and officers, whether or not then in office, with respect to expenses actually and reasonably incurred by such person in any threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative, except in such cases that involve gross negligence or willful misconduct. We will advance expenses in advance of the final disposition of any civil or criminal action, suit or proceeding upon receipt of an undertaking by or on behalf of the concerned director or officer to repay such amount unless it is ultimately determined that such person is entitled to indemnification pursuant to the Bylaws.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an itemization of all expenses (subject to future contingencies) that we have incurred or expect to incur in connection with the issuance and distribution of the securities being offered hereby (items marked with an asterisk (*) represent estimated expenses):

Filing Fee-- Securities and Exchange Commission................   $  5,913.60
Fees and Expenses of Accountants...............................   $ 75,000.00
Fees and Expenses of Counsel...................................   $ 50,000.00
Printing and Engraving Expenses................................   $  3,100.00
Blue Sky Fees and Expenses.....................................   $  5,000.00*
Transfer Agent Fees............................................   $  5,000.00*
Miscellaneous Expenses.........................................   $ 10,000.00*
                                                                  ------------
          Total................................................   $154,013.00
                                                                  ===========


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    Set forth below in chronological order is information regarding the unregistered securities that we have sold in the last three years, the consideration that we have received for such securities, and information relating to the section of the Securities Act or rule of the Commission under which exemption from registration was claimed. None of these securities was registered under the Securities Act. No sales of securities involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

         1. On October 20, 1997 we sold 87,096 shares of our common stock to an investor at an agreed price of $0.57 per share, which sale was exempt from registration pursuant to Regulation D of the Securities Act.

         2. On November 3, 1997 we sold 6,721 shares of our common stock to an investor at an agreed price of $0.72 per share pursuant to the terms of an installment subscription agreement we entered into with the investor in February 1995, which sale was exempt from registration pursuant to Regulation D of the Securities Act.

         3. On November 3, 1997 we sold 912 shares of our common stock to an investor at an agreed price of $1.65 per share, which sale was exempt from registration pursuant to Regulation D of the Securities Act.

         4. From November 20, 1997 to March 23, 1999, in connection with a private offering of our common stock, we sold an aggregate of 44,597 shares of our common stock to various investors at an agreed price of $1.69 per share, which sales were exempt from registration pursuant to Regulation D of the Securities Act.

         5. On December 10, 1997 we sold 49,613 shares of our common stock to an investor at an agreed price of $1.71 per share, which sale was exempt from registration pursuant to Regulation D of the Securities Act.

         6. From December 17, 1997 to January 22, 1999, in connection with a private offering of our common stock, we sold an aggregate of 186,745 shares of our common stock to various investors at an agreed price of $1.73 per share, which sales were exempt from registration pursuant to Regulation D of the Securities Act.

         7. On December 19, 1997 we sold 57,912 shares of our common stock to an investor at an agreed price of $0.52 per share, which sale was exempt from registration pursuant to Regulation D of the Securities Act.

         8. On February 20, 1998 we sold 8,685 shares of our common stock to an investor at an agreed price of $1.44 per share, which sale was exempt from registration pursuant to Regulation D of the Securities Act.

         9. On March 17, 1998 we sold 29,184 shares of our common stock to an investor at an agreed price of $3.43 per share, which sale was exempt from registration pursuant to Regulation D of the Securities Act.

         10. On May 11, 1998 we issued 54,720 shares of our common stock to an employee in consideration for services rendered to us.

         11. On June 1, 1998 we issued 57,912 shares of our common stock to the Smith Family Trust in consideration for the lease of an airplane.

         12. From July 6, 1998 to February 16, 1999, in connection with a private offering of our common stock, we sold an aggregate of 25,135 shares of our common stock to various investors at an agreed price of $4.22 per share, which sales were exempt from registration pursuant to Regulation D of the Securities Act.

         13. On October 28, 1998 we sold 11,201 shares of our common stock to an investor at an agreed price of $0.72 per share pursuant to the terms of an installment subscription agreement we entered into with the investor in February 1995.

         14. From January 4, 1999 to February 3, 1999, in connection with a private offering of our common stock, we sold an aggregate of 27,219 shares of our common stock to various investors at an agreed price of $4.32 per share, which sales were exempt from registration pursuant to Regulation D of the Securities Act.

         15. On January 22, 1999 we sold 8,974 shares of our common stock to an investor at an agreed price of $2.56 per share, which sale was exempt from registration pursuant to Regulation D of the Securities Act.

         16. On January 25, 1999 we issued 28,956 shares of our common stock to an employee in consideration for services rendered to us.

         17. On February 10, 1999 we sold 22,526 shares of our common stock to an investor at an agreed price of $0.84 per share, which sale was exempt from registration pursuant to Regulation D of the Securities Act.

         18. On February 18, 1999 we issued 29,640 shares of our common stock to an employee in consideration for services rendered to us.

         19. On March 24, 1999 we issued 127,680 shares of our common stock to an employee in consideration for services rendered to us.

         20. On April 9, 1999 we sold an aggregate to 155,040 shares of our common stock to various investors at an agreed price of $0.97 per share, which sales were exempt from registration pursuant to Regulation D of the Securities Act.

         21. On May 11. 1999 we sold 38,760 shares of our common stock to an investor at an agreed price of $2.58 per share, which sale was exempt from registration pursuant to Regulation D of the Securities Act.

         22. On August 18, 1999 we sold an aggregate of 921,120 shares of our common stock to various investors at an agreed price of $1.10 per share, which sales were exempt from registration pursuant to Regulation D of the Securities Act.

         23. In February 2000 we sold an aggregate of 111,118 shares of our common stock to various investors at an agreed price of $2.53 per share, which sales were exempt from registration pursuant to Regulation D of the Securities Act.

         24. On February 22, 2000 we sold 49,385 shares of our common stock to an investor at an agreed price of $2.53 per share, which sale was exempt from registration pursuant to Regulation D of the Securities Act.

         25. On February 25, 2000 we sold 24,692 shares of our common stock to an investor at an agreed value of $1.01 per share, which sale was exempt from registration pursuant to Regulation D of the Securities Act.

         26. On February 25, 2000 we sold 210,381 shares of our common stock to an investor at an agreed price of $1.69 per share, which sale was exempt from registration pursuant to Regulation D of the Securities Act.

         27. On May 24, 2000 we granted a common stock purchase warrant to purchase 500,000 shares of our common stock to Swartz Private Equity, LLC in consideration for entering into the Investment Agreement. The warrant exercise price is initially equal to $1.00 per share and it expires on May 23, 2005. The warrant vests immediately as to all of the warrant shares.

         28. On October 6, 2000 we granted common stock purchase warrants to purchase an aggregate of 520,000 shares of our common stock to certain employees of our company as payment of bonus compensation. The exercise price for each warrant is equal to $5.00 per share, they each expire on October 6, 2003 and they vest as to 50% of the warrant shares on the first anniversary of the date of grant and the remaining 50% on the second anniversary of the date of grant.

         29. On October 6, 2000 we granted common stock purchase warrants to purchase an aggregate of 465,120 shares of our common stock to certain investors in connection with their prior purchase for cash of our common stock. The exercise price for each warrant common stock is equal to $3.00 per share, each warrant expires on October 6, 2003 and vests as to 50% of the warrant shares on the first anniversary of the date of grant and the remaining 50% on the second anniversary of the date of grant.

         30. On October 6, 2000 we granted a common stock purchase warrant to John Dupont to purchase 2,000,000 shares of our common stock in consideration for assigning certain patents to our company. The exercise price is equal to $5.00 per share, the warrant expires on October 6, 2003 and vests as to 50% of the warrant shares on the first anniversary of the date of grant and the remaining 50% on the second anniversary of the date of grant.

         31. On October 5, 2000 we granted common stock purchase warrants to purchase an aggregate of 903,500 shares of our common stock to certain investors who converted their loans to our company into warrants. The conversion price was equal to $1.00 per share of our common stock. The exercise price for each warrant is equal to $3.00 per share, each warrant expires on October 4, 2000 and vest as to 50% of the warrant shares on the first anniversary of the date of grant and the remaining 50% on the second anniversary of the date of grant.

         32. On October 6, 2000 we granted common stock purchase warrants to purchase an aggregate of 1,070,812 shares of our common stock to certain employees of our company in payment of deferred compensation owed to these employees. The exercise price for each warrant is equal to $3.00 per share, they each expire on October 5, 2003 and they vest as to 50% of the warrant shares immediately, 25% on the first anniversary of the date of grant and the remaining 25% on the second anniversary of the date of grant.

         33. On October 6, 2000 we granted common stock purchase warrants to purchase an aggregate of 400,000 shares of our common stock to various consultants in consideration for consulting and advisory services rendered to our company. The exercise price for each warrant is equal to $3.00 per share, each warrant expires on October 5, 2003 and vests as to 50% of the warrant shares on the first anniversary of the date of grant and the remaining 50% on the second anniversary of the date of grant.

         34. On October 6, 2000 we granted a common stock purchase warrant to purchase 50,000 shares of our common stock to Chester D. Taylor, Jr. in settlement of his claims against our company for deferred compensation. The exercise price of the warrant is equal to $3.00 per share and it expires on October 5, 2003. The warrant vests as to 50% on the first anniversary of the date of grant and the remaining 50% on the second anniversary of the date of grant.

ITEM 27. EXHIBITS

EXHIBIT NO.       DESCRIPTION
-----------       -----------

3.1               Certificate of Incorporation of American Utilicraft
                  Corporation filed with the Delaware Secretary of State on
                  August 9, 1990.
3.2               Bylaws of American Utilicraft Corporation.
3.3               Certificate of Amendment of the Certificate of Incorporation
                  of American Utilicraft Corporation filed with the Delaware
                  Secretary of State on April 24, 2000.
3.4               Certificate of Amendment of the Certificate of Incorporation
                  of American Utilicraft Corporation filed with the Delaware
                  Secretary of State on May 24, 2000.
3.5               Certificate of Amendment of the Certificate of Incorporation
                  of American Utilicraft Corporation filed with the Delaware
                  Secretary of State on October 5, 2000.
3.6               Certificate of Secretary of American Utilicraft Corporation
                  dated October 6, 2000 amending Bylaws.
3.7               Certificate of Determination of American Utilicraft
                  Corporation creating the Series A Convertible Preferred Stock filed with the Delaware Secretary of State on October 5, 2000.
4.1               Specimen stock certificate of common stock of American
                  Utilicraft Corporation.
*5.1              Opinion of Jeffers, Shaff & Falk, LLP.
10.1              Investment Agreement by and between American Utilicraft
                  Corporation and Swartz Private Equity, LLC dated May 24, 2000.
10.2              Employment Agreement by and between American Utilicraft
                  Corporation and John Dupont dated February 28, 1991.
10.3              Employment Agreement by and between American Utilicraft
                  Corporation and James Carey dated August 15, 1991.
10.4              Amendment Number One to Employment Agreement by and between
                  American Utilicraft Corporation and John Dupont dated January
                  21, 1993.
10.5              Amendment Number One to Employment Agreement by and between
                  American Utilicraft Corporation and James Carey dated January
                  21, 1993.
10.6              Amendment Number Two to Employment Agreement by and between
                  American Utilicraft Corporation and John Dupont dated April 6,
                  1999.
10.7              Amendment Number Two to Employment Agreement by and between
                  American Utilicraft Corporation and James Carey dated April 6,
                  1999.
10.8              Employee Agreement by and between American Utilicraft
                  Corporation and Thomas Dapogny dated July 15, 2000.
10.9              Third Amendment to Employment Agreement by and between
                  American Utilicraft Corporation and John Dupont dated October
                  4, 2000.
10.10             Third Amendment to Employment Agreement by and between
                  American Utilicraft Corporation and James Carey dated October
                  4, 2000.
10.11             First Amendment to Employment Agreement by and between
                  American Utilicraft Corporation and Thomas Dapogny dated
                  October 4, 2000.
10.12             Convertible Subordinated Promissory Note dated July 11, 2000 made by American Utilicraft Corporation in favor of Douglas E.
                  Smith.
10.13             Assignment entered into by John Dupont in favor of American
                  Utilicraft Corporation dated May 24, 2000.
*23.1             Consent of Jeffers, Shaff & Falk, LLP (included in Exhibit
                  5.1).
23.2              Consent of Halt, Thrasher & Buzas, LLP, Chartered Accountants.
24.1              Power of Attorney (included under Signatures).
27.1              Financial Data Schedule.

----------
*        To be filed by amendment.

ITEM 28. UNDERTAKINGS

        (a)       The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                           (iii) To include any additional or changed material information on the plan of distribution.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the State of Georgia on October 10, 2000.

                                       AMERICAN UTILICRAFT CORPORATION



                                       By: /s/ JOHN J. DUPONT
                                           -------------------------------------
                                           John J. Dupont
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John J. Dupont or R. Darby Boland, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign (i) any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


SIGNATURE                                   TITLE                                       DATE
---------                                   -----                                       ----

/s/ John J. Dupont                          Director, President and                     October 10, 2000
------------------------------------        Chief Executive Officer
John J. Dupont



/s/ James S. Carey                          Director, Executive Vice President          October 10, 2000
------------------------------------        and Vice President of Marketing
James S. Carey



/s/ R. Darby Boland                         Director, Vice President and                October 10, 2000
------------------------------------        General Manager
R. Darby Boland



/s/ Edward F. Eaton                         Director and General Counsel                October 10, 2000
------------------------------------
Edward F. Eaton



/s/ Thomas A. Dapogny                       Vice President of Operations                October 10, 2000
------------------------------------
Thomas A. Dapogny
